Exhibit 10.1

_________________________________________________________________
PURCHASE AND SALE AGREEMENT

by and between

DEVON ENERGY PRODUCTION COMPANY, L.P.
(Seller)

and

ABRAXAS PETROLEUM CORPORATION
(Buyer)

Dated as of May 22, 2017
_________________________________________________________________

TABLE OF CONTENTS
ARTICLE I
PROPERTIES

Section 1.1	Agreement to Sell Purchase	1
Section 1.2	Excluded Assets	2
Section 1.3	Effective Time	3
Section 1.4	Assumed Liabilities	3
ARTICLE II
PURCHASE PRICE

Section 2.1	Purchase Price; Deposit	4
Section 2.2	Adjustments to Purchase Price	4
Section 2.3	Allocated Values	6
ARTICLE III
REPRESENTATIONS AND WARRANTIES
ARTICLE IV
COVENANTS

ARTICLE V
EXAMINATION OF TITLE AND PROPERTIES

i

ARTICLE VI
TAX MATTERS

Section 6.1	Certain Definitions.	25
Section 6.2	Apportionment of Asset Taxes	25
Section 6.3	Tax Returns	26
Section 6.4	Liability for Transfer Taxes	26
ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING

Section 7.1	Seller’s Conditions	27
Section 7.2	Buyer’s Conditions	27
ARTICLE VIII
CLOSING

Section 8.1	Preliminary Settlement Statement and Closing.	27
Section 8.2	Closing Obligations	28
ARTICLE IX
POST-CLOSING RIGHTS AND OBLIGATIONS

Section 9.1	Files and Records.	29
Section 9.2	Post-Closing Adjustments	29
Section 9.3	Further Assurances	30
Section 9.4	Removal of Signs	30
Section 9.5	Well Data	30
ARTICLE X
INDEMNIFICATION
ARTICLE XI
ARBITRATION

Section 11.1	Arbitration.	32
Section 11.2	Location	33
Section 11.3	Rules	33
Section 11.4	Hearings	33
Section 11.5	Jurisdiction of Provisions	33
Section 11.6	Written Decision or Award	33
Section 11.7	Authority of Arbitrator	33
ARTICLE XII
TERMINATION

Section 12.1	Termination	34
Section 12.2	Liabilities upon Termination.	34
Section 12.3	Confidentiality Agreement	34

ii

ARTICLE XIII
MISCELLANEOUS

Exhibits and Schedules
Exhibit A    Leases
Exhibit B    Wells
Exhibit C    Applicable Contracts
Exhibit D    Rights-of-Way
Exhibit E    Form of Assignment and Bill of Sale
Exhibit F    Form of Buyer’s Officer’s Certificate
Exhibit G    Form of Seller’s Officer’s Certificate
Schedule 1.2(e)    Excluded Assets
Schedule 3.1(e)    Litigation
Schedule 3.1(f)    Taxes
Schedule 3.1(g)    Governmental Authorization
Schedule 3.1(i)    Compliance with Law
Schedule 3.1(j)    Rights in Third Parties
Schedule 3.1(k)    Imbalances
Schedule 3.1(n)    Outstanding Capital Commitments
Schedule 4.2    Governmental Bonds
Schedule 9.5    Well Data

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (“Agreement”) is entered into this 22nd day of May, 2017 (the “Execution Date”) between Abraxas Petroleum Corporation, a Nevada corporation (“Buyer”), having an address of 18803 Meisner Drive, San Antonio, Texas 78258, and Devon Energy Production Company, L.P., an Oklahoma limited partnership (“Seller”), having an address of 333 West Sheridan Avenue, Oklahoma City, Oklahoma 73102. Buyer and Seller are collectively referred to herein as the “Parties” and each individually referred to herein as a “Party.”
W I T N E S S E T H:
WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, all of Seller’s right, title and interest in and to the Properties (as defined in Section 1.1), upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived herefrom by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:
ARTICLE I
PROPERTIES

Section 1.1    Agreement to Sell and Purchase. At the Closing (as defined in Section 8.1(b)) and effective as of the Effective Time (as defined in Section 1.3), subject to the terms and conditions of this Agreement, including the reservation and retention of the Excluded Assets (as described and defined in Section 1.2), Seller shall sell, convey and assign to Buyer, and Buyer shall purchase, pay for, and accept, all of Seller’s right and title to, and interest in the following assets and properties (other than any assets or properties that Seller does not own or hold as of the Closing pursuant to actions taken (or not taken) by Seller in compliance with Section 4.1) (collectively, the “Properties”, and each, individually, a “Property”):
(a)    the oil and/or gas leases described on Exhibit A (each a “Lease” and collectively the “Leases”), together with any and all leasehold interests and other rights, titles and interests of Seller in and to any pooled acreage, communitized acreage or units arising on account of the Leases having been pooled, communitized or unitized into such units (the “Unit Interests”);
(b)    all oil wells and gas wells, water injection wells and other injection or disposal wells, temporarily abandoned and permanently plugged and abandoned wells, and all other wells of every nature and kind located on or attributable to the Leases or the Unit Interests, including all of the wells described on Exhibit B (each a “Well” and collectively the “Wells”, and, together with the Leases and the Unit Interests, the “Subject Oil and Gas Interests”);
(c)    all oil, gas, well gas, casinghead gas, condensate, and all components of any of them (including liquids and products produced from any of them) (the “Hydrocarbons”), in each case, produced from or attributable to the Subject Oil and Gas Interests from and after the Effective Time (the “Conveyed Hydrocarbons”) and all Stored Hydrocarbons (as defined in Section 2.2(a)(ii));
(d)    to the extent assignable and to the extent the transfer or disclosure thereof would not be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), all agreements and contracts (oral or written) to which Seller is a party or in which Seller otherwise holds an interest and (i) by which any of the assets and properties described in this Section 1.1 are bound or (ii) that primarily relate to the assets and properties described in this Section 1.1 or the operations with respect thereto, including farmin agreements, farmout agreements, operating agreements, Hydrocarbon purchase, sale, compression, transportation, treating, marketing, exchange, processing and fractionating agreements, including those agreements described on Exhibit C (all such contracts and agreements, the “Applicable Contracts”);
(e)    to the extent assignable or transferable and then only to the extent primarily related to the use, ownership or operation of any of the Subject Oil and Gas Interests or any of the Tangible Property, (i) all easements, rights-of-way, servitudes, surface use agreements, surface leases and similar rights, obligations and interests (the “Rights-of-Way”) and (ii) unless the assignment or transfer thereof would require the payment of a fee or other consideration to any person other than Seller (or any of its affiliates) that Buyer has not separately agreed in writing to pay, all permits, water rights (including water withdrawal, storage, discharge, treatment, injection and disposal rights), licenses, registrations, consents, orders, approvals, variances, exemptions, waivers, franchises, rights and other authorizations issued by any governmental agency (the “Permits”), including those Rights-of-Way and Permits described on Exhibit D;
(f)    (i) all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property that is located on the Leases and primarily used (or held for use) in connection with the use, ownership or operation of the Wells, including flow lines, pipelines, well pads, caissons, tank batteries, equipment inventory (other than any equipment inventory consumed in the ordinary course of business prior to the Closing), improvements and abandoned property (the “Tangible Property”);
(g)    except to the extent the transfer or disclosure thereof would be restricted by binding obligations of confidentiality (which, at the request of Buyer, Seller will endeavor in good faith to have lifted, provided that Seller shall not be required to expend any funds that Buyer does not agree in writing to pay in connection therewith), all of the files, records, and information in Seller’s possession that are primarily related to Seller’s ownership and/or operation of the assets and properties described in this Section 1.1, including all land, title and contract files and operations, accounting, environmental, production and well records with respect to such properties and assets (the “Records”); and
(h)    (i) all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to any of the assets and properties described in this Section 1.1 (including from the sale of any Conveyed Hydrocarbons) with respect to any period of time from and after the Effective Time.
Section 1.2    Excluded Assets. Notwithstanding anything to the contrary set forth herein, Seller shall reserve and retain, and Buyer shall have no interest or rights in, to or under, any of the following properties and assets (such properties and assets, the “Excluded Assets”):
(a)    all trade credits, accounts, receivables, instruments, general intangibles and other proceeds, benefits, income or revenues attributable to the Properties (including from the sale of any Hydrocarbons) with respect to any period of time prior to the Effective Time;
(b)    all rights and interests of Seller (or any of its affiliates) (i) under any policy or agreement of insurance or indemnity (including all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties), (ii) under any bond, (iii) to any insurance proceeds or award and (iv) to any condemnation proceeds or awards to the extent relating to any condemnation of the Properties prior to the Closing;

(c)    all claims of Seller (or any of its affiliates) for refunds of, and any loss or credit carryovers or similar items with respect to, (i) Asset Taxes attributable to any period of time prior to the Effective Time, (ii) Income Taxes (as defined in Section 6.1(b)) or (iii) any Taxes (as defined in Section 6.1(a)) attributable to the Excluded Assets;
(d)    all of the Seller Marks (as defined in Section 9.4) and all of Seller’s proprietary computer software, patents, trade secrets, copyrights and other intellectual property;
(e)    any items described on Schedule 1.2(e), all Retained Properties (as defined in Section 5.3(c)) and all Governmental Bonds (as defined in Section 4.2);
(f)    all vehicles, rolling stock and drilling rigs, whether owned or leased, and all spare parts and tools;
(g)    all contracts and agreements that are not Applicable Contracts and any rights to personal property arising thereunder;
(h)    all contracts and agreements relating to swaps, futures and other similar derivative-based transactions;
(i)    all master services agreements (including any purchase orders and work orders thereunder), field data collection agreements and similar contracts and agreements for the supply of services or products both to the Properties and to other properties, assets or businesses of Seller;
(j)    all corporate, financial, Tax, legal (including all work product of, and attorney-client communications with, Seller’s (or any of its affiliates’) legal counsel) and other business data and records of Seller that relate to Seller’s business generally (or the business of any of Seller’s affiliates);
(k)    all data and records relating to any sale of the Properties, including bids received from, and records of negotiations with, any person other than Buyer and any of its affiliates or representatives; and
(l)    all geophysical and other seismic and related technical data and information (including interpretive data and information) owned or licensed by Seller (or any of its affiliates).
Section 1.3    Effective Time. The purchase by Buyer and the sale by Seller of the Properties, as contemplated by this Agreement, shall be effective as of 12:01 a.m. Central time on February 1, 2017 (the “Effective Time”).
Section 1.4    Assumed Liabilities. Without limiting Buyer’s rights to indemnity under Article X, and Buyer’s remedies for Title Defects and Environmental Defects pursuant to Article V, and excluding any Liabilities (as defined in Section 10.1) for which Seller is required to indemnify Buyer pursuant to Article X and any Liabilities with respect to which a Purchase Price adjustment is made pursuant to Section 2.2, from and after the Closing, Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) a) all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority or agreements including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration and site remediation of the Rodgers #1 Unit and the Subject Oil and Gas Interests and b) all Liabilities, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with, the Properties, regardless of whether such

Liabilities are deemed to have arisen or accrued or are attributable to periods prior to, on or after the Effective Time (all such Liabilities, the “Assumed Liabilities”).
ARTICLE II
PURCHASE PRICE

Section 2.1    Purchase Price; Deposit.
(a)    The aggregate purchase price for the sale and conveyance of the Properties to Buyer shall be Twenty Million Eight Hundred Forty-six Thousand Three Hundred Forty-three and 00/100 dollars ($20,846,343.00), payable via direct bank deposit or wire transfer of immediately available United States dollars (the “Purchase Price”), subject to adjustment in accordance with the provisions of Section 2.2.
(b)    Contemporaneously with the execution of this Agreement, Buyer has deposited, via direct bank deposit or wire transfer of immediately available United States dollars, a cash deposit (the “Performance Deposit”) in an amount equal to five percent (5%) of the Purchase Price to an account designated by Seller. The Performance Deposit shall be non-refundable (except as provided in Section 12.2(b)). THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN AND AGREE THAT THE AMOUNT OF THE PERFORMANCE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DOES NOT CONSTITUTE A PENALTY. If the Closing occurs, the Performance Deposit shall be applied toward the Purchase Price at the Closing, as set forth in Article VIII. If this Agreement is terminated prior to the Closing, then the Performance Deposit shall be returned to Buyer, or retained by Seller, in accordance with Article XII.
Section 2.2    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:
(a)    The Purchase Price shall be adjusted upward by the following (without duplication of any amounts):
(i)    the amount of all costs and expenses (including rentals, royalties, utilities, water and sewer charges, capital expenditures, lease operating expenses, overhead, and other items pre-paid by Seller whether for services, work or goods performed or to be performed, or delivered or to be delivered after the Effective Time, paid by or on behalf of Seller (and not deducted or netted from the proceeds described in Section 2.2(b)(i)) with respect to the Properties and attributable to any period of time from and after the Effective Time (whether paid before or after the Effective Time) in accordance with generally accepted accounting principles;
(ii)    an amount equal to the value (determined using the actual price paid by the purchaser for the most recent production month prior to the Effective Time for Hydrocarbons less all applicable deductions) of all Hydrocarbons in storage or existing in stock tanks above the tap or upstream of a pipeline connection, as the case may be, as of the Effective Time (any such Hydrocarbons, the “Stored Hydrocarbons”), less applicable Asset Taxes, royalty and other burdens payable on such Hydrocarbons as of the Effective Time, to be based on gauge reports to the extent available or on alternative methods to be agreed upon by the Parties;
(iii)    subject to the Title Threshold and the Title Deductible, an amount equal to the aggregate of the Title Benefit Amounts with respect to any Title Benefits asserted by Seller pursuant to Section 5.4(a);

(iv)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 6.2 but that are paid or otherwise economically borne by Seller;
(v)    an amount equal to the product of the amount (measured in MMBtus) of any Imbalance resulting from the Properties being underproduced or from Seller having overdelivered prior to the Effective Time times $3.00 per MMBtu;
(vi)    to the extent Seller has not been reimbursed prior to Closing, the aggregate amount of accounts receivable billed after the Effective Time with respect to the total amount of costs and expenses paid by Seller on behalf of, or that are properly chargeable to, any third party with respect to any Property; and
(vii)    any other amount provided for elsewhere in this Agreement or otherwise mutually agreed upon by Seller and Buyer.
As used herein, the term “Imbalance” means over-production or under-production at the wellhead or pipeline over-deliveries or under-deliveries, as applicable, on account of any imbalance between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well that are actually taken by or delivered to or for the account of Seller.
(b)    The Purchase Price shall be adjusted downward by the following (without duplication of any amounts):
(i)    the amount of net proceeds (gross proceeds less amounts actually paid or payable by (or on behalf of) Seller (or any of its affiliates) including, without limitation, royalties, overriding royalties, and similar burdens on production, and transportation and processing fees) received by Seller for production months after the Effective Time and derived from the sale of any of the Conveyed Hydrocarbons;
(ii)    an amount equal to the sum of the Allocated Value of each Retained Property (as defined in Section 5.3(c)) with respect to which a reduction of the Purchase Price is permitted pursuant to Article V;
(iii)    the amount of all Asset Taxes allocated to Seller in accordance with Section 6.2 but paid or otherwise economically borne by Buyer;
(iv)    subject to the Title Threshold and the Title Deductible, an amount equal to the aggregate of the Title Defect Amounts with respect to each Included Title Defect Property that, as of the expiration of the Cure Period, (i) has not been cured by Seller (or with respect to which Seller has not provided an indemnity pursuant to Section 5.4(c)(iii)) and (ii) is not the subject of a Disputed Matter;
(v)    subject to the Environmental Threshold and the Environmental Deductible, an amount equal to the aggregate of the Environmental Defect Amounts with respect to each Included Environmental Defect Property that, as of the expiration of the Cure Period, (i) has not been cured by Seller (or with respect to which Seller has not provided an indemnity pursuant to Section 5.6(c)(iii)) and (ii) is not the subject of a Disputed Matter;
(vi)    an amount equal to the sum of the Allocated Value of each Property subject to a Required Consent or an Applicable Consent with respect to which a reduction of the Purchase Price is permitted pursuant to Section 5.10(c);

(vii)    an amount equal to the product of the amount (measured in MMBtus) of any Imbalance resulting from the Properties being overproduced or from Seller having underdelivered prior to the Effective Time times $3.00 per MMBtu;
(viii)    the amount of any third party funds held in suspense by Seller as of the Post-Closing Date, to the extent paid (or payable) by Buyer after the Closing; and
(ix)    any other amount provided for elsewhere in this Agreement or otherwise mutually agreed upon by Seller and Buyer.
Section 2.3    Allocated Values. For purposes of this Agreement, with respect to each Lease (or any tract or depth thereof, if applicable) and each Well (solely as to the currently producing formation) the term “Allocated Value” means the amount of the Purchase Price allocated to that Property. The Allocated Value for each such Property is set forth on Exhibit A and B under the column “Allocated Value”. Seller and Buyer agree and stipulate that the Allocated Values set forth herein have been established for use where appropriate, including for Seller to provide any required preferential purchase right notifications and in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller shall use commercially reasonable efforts to agree to an allocation of the Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the classes of assets provided for in Treasury Regulations § 1.338-6 with respect to the Properties and, to the extent allowed by applicable law, in a manner consistent with the Allocated Value (the “Allocation Schedule”), within thirty (30) days after the date that the Final Settlement Statement is delivered pursuant to Section 9.2. If Seller and Buyer reach an agreement with respect to the Allocation Schedule, (i) Buyer and Seller shall use commercially reasonable efforts to update the Allocation Schedule in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), following any adjustment to the Purchase Price pursuant to this Agreement, and (ii) Buyer and Seller shall, and shall cause their affiliates to, report consistently with the Allocation Schedule on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060); provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceeding in connection with such allocation.
ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of Seller. Seller represents and warrants to Buyer that as of the Execution Date and as of the Closing Date:
(a)    Organization and Good Standing. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Oklahoma, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in Texas.
(b)    Authorization. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Seller.
(c)    Enforceability. This Agreement is the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equitable principles. Neither the execution and delivery by Seller of this Agreement, nor the consummation by Seller of the transactions contemplated by this Agreement, will violate or be in conflict with: (i) the articles of incorporation, bylaws or governing documents of Seller; (ii) any material provision of any agreement or instrument to which Seller is a party or by which it, or the Properties, is bound, except any: (A) preferential rights to purchase all or any portion of the Property (including those set forth on Schedule 3.1(j)); (B) required consents to transfer (including those set forth on Schedule 3.1(j)); (C) maintenance of uniform interest provisions; or (D) any other third-party approvals or consents necessary with respect to the transactions contemplated herein; or (iii) any material provision of any judgment, decree, order, statute, rule or regulation applicable to Seller or any Property.
(d)    Brokers’ Fees. Seller has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer will have any liability.
(e)    Litigation. Except as set out on Schedule 3.1(e), as of the Execution Date, Seller has not received written notice of any suit, litigation or arbitration that has been threatened or is pending against Seller or involving any of the Properties before any court, governmental authority or arbitrator, and there exist no unsatisfied judgments that would result in impairment or loss of Seller’s interest in any part of the Properties or that would materially adversely affect the operation by Buyer of the Properties in any respect.
(f)    Taxes. Except as set out on Schedule 3.1(f), during the period of Seller’s ownership of the Properties, all material Asset Taxes that have become due and payable by Seller before the Effective Time have been properly paid, and all Tax Returns related to such Asset Taxes have been timely filed. None of the Properties are subject to any audit examination or other proceeding related to Asset Taxes by any governmental authority that would adversely affect the Properties after Closing, and no such actions are pending or threatened. None of the Properties are, or prior to Closing will be, subject to a Tax partnership or related reporting obligations for U.S. federal income Tax purposes.
(g)    Governmental Authorization. Except as set out on Schedule 3.1(g), Seller has obtained all Permits required for its ownership and operation of the Properties.
(h)    No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by, or threatened against Seller.
(i)    Compliance with Law. Except as set out on Schedule 3.1(i), Seller has not received a written notice of a material violation of any statute, law, ordinance, regulation, permit, rule or order of any federal, state or local government or any other governmental authority, or any judgment, decree or order of any court, in each case, that is applicable to the Properties or operations on the Properties, which remains uncured or would have a material adverse effect on the Properties, taken as a whole.
(j)    Rights in Third Parties. Except as set out on Schedule 3.1(j) or that will be waived, received or with respect to which the exercise period will expire prior to the Closing, to Seller’s Knowledge, there are no preferential rights to purchase or required consents to assign (other than consents from federal and state governments and similar authorities that customarily are obtained following the closing of transactions substantially similar to the transactions contemplated by this Agreement) that are applicable in connection with the transactions contemplated hereby.
(k)    Imbalances. Schedule 3.1(k) sets out all Imbalances associated with the Properties as of the Execution Date.

(l)    Applicable Contracts. Except (i) as set forth on Exhibit C and (ii) to the extent cancelable without penalty or other material payment on not more than thirty (30) days prior written notice, to Seller’s Knowledge, there are no (A) contracts for the purchase, sale or exchange of Hydrocarbons, (B) contracts for the gathering, treatment, processing, handling, storage or transportation of Hydrocarbons, (C) purchase agreements, farmin or farmout agreements, exploration agreements, participation agreements or similar agreements providing for the earning of any equity interest, (D) partnership agreements, joint venture agreements or similar agreements or (E) operating agreements, unit agreements or unit operating agreements, in each case, that will be binding on Buyer or encumber or bind any of the Properties after the Closing. As used in this Section 3.1, the term “Seller’s Knowledge” means the actual knowledge (without investigation) of those persons within Seller’s organization with the following titles, “Supervisor Land-Delaware” and “Supervisor Energy Marketing”.
(m)    Outstanding Capital Commitments. As of the Execution Date, there are no outstanding commitments to make capital expenditures that are binding on the Properties and which Seller reasonably anticipates will individually require expenditures by the Buyer after Closing in excess of one hundred thousand dollars ($100,000), other than those set forth on Schedule 3.1(n).
Section 3.2    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that as of the Execution Date and as of the Closing Date:
(a)    Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has full legal power to carry on its business as now conducted, is authorized to hold title to the Properties and is in good standing and duly qualified to conduct its business in Texas.
(b)    Authorization. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Buyer.
(c)    Enforceability. This Agreement is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability and to general equitable principles. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated by this Agreement, will violate, or be in conflict with (i) the articles of incorporation, bylaws or governing documents of Buyer, (ii) any provision of any agreement or instrument to which Buyer is a party or by which it (or any of its properties) is bound or (iii) any judgment, decree, order, statute, rule or regulation applicable to Buyer (or any of its properties).
(d)    Environmental Condition. Buyer agrees and acknowledges that the Properties have been used for oil and gas drilling and production operations, related oil field operations and possibly for the storage and disposal of deleterious substances, and that the Properties may be contaminated with a variety of harmful substances. Physical changes in or under the Properties or adjacent lands may have occurred as a result of such uses. The Properties may contain wells, sumps landfills, pits, ponds, tanks impoundments, foundations, pipelines and other equipment whether or not of a similar nature, any of which may be buried and contain deleterious substances, and the locations of which may not be readily apparent by a physical inspection of the Property. In addition Buyer acknowledges that some oil field production equipment may contain hazardous materials, including asbestos and naturally occurring radioactive material (“NORM”). In this regard, Buyer expressly understands that NORM in the form of scale or in other forms may have become dislodged from the inside of wells, materials and equipment and be located on the Properties. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos, NORM and other deleterious substances from the Properties where they may be found. Buyer represents that, prior to the Closing, it will, and as of the Closing, it has, satisfied itself as to the physical and environmental condition of the Properties, both surface and subsurface, and their method of operation, and in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent investigation of the Properties.
(e)    Independent Valuation. Buyer is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of oil and gas properties. In making its decision to enter into this Agreement and to consummate the transactions contemplated herein, Buyer, except to the extent of Seller’s express representations and warranties in Section 3.1 and the special warranty of title contained in the Assignment, has relied on its own independent investigation, review and analysis of the Properties, which investigation, review and analysis was done by Buyer and its own legal, tax, economic, environmental, geological and geophysical, engineering and other advisors. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of Seller or any representatives, consultants or advisors engaged by or otherwise purporting to represent Seller or any affiliate of Seller (except the specific representations and warranties of Seller set forth in Section 3.1 and the special warranty of title included in the Assignment). Buyer hereby acknowledges and agrees that, other than the representations and warranties of Seller set forth in Section 3.1 and the special warranty of title set forth in the Assignment, none of Seller, any of its affiliates, or any of its or their representatives, consultants or advisors make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Properties, including as to the environmental or physical condition of and contractual arrangements and other matters affecting the Properties. As of the Execution Date, Buyer has no knowledge of any breach of any representation, warranty or covenant of Seller set forth herein.
(f)    Security Laws. Buyer is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act of 1933 (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.
(g)    Funds. As of the Execution Date, Buyer has, and at the Closing, Buyer will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Purchase Price (as may be adjusted in accordance with the provisions of this Agreement) to Seller at the Closing and to otherwise consummate the transactions contemplated hereby.
(h)    Brokers’ Fees. Buyer has not made any agreement with respect to any broker’s or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller will have any liability.
(i)    Litigation. No suit, action or other proceeding has been threatened or is pending against Buyer before any court, governmental authority or arbitrator and there exist no unsatisfied judgments, any of which might result in Buyer’s inability to consummate the transactions contemplated hereby.
(j)    Governmental Authorizations. At the Closing, Buyer will have all governmental licenses, authorizations, consents and approvals required for the ownership and operation of the Properties other than governmental approvals customarily obtained following the consummation of transactions substantially similar to the transactions contemplated hereby.
Section 3.3    Survival of Representations and Warranties.
(a)    The representations and warranties made by Seller in Section 3.1 shall survive the Closing for a period of six (6) months thereafter (the “Survival Period”) and thereafter shall be of no force or effect, and any claim for any breach thereof must be brought on or prior to the end of the Survival Period.

(b)    All representations and warranties made by Buyer in Section 3.2 shall survive the Closing indefinitely.
(c)    All other indemnities, covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms. Except for the special warranty of title made by Seller in the Assignment, the Parties have made no representations or warranties other than those expressly set forth in this Agreement.
Section 3.4    Waiver of Representations and Warranties. The express representations and warranties of Seller contained in this Article III and the Special Warranty contained in the Assignment, are exclusive and are in lieu of, and Seller expressly disclaims and negates and Buyer hereby waives, any representation or warranty, express, statutory, implied, or otherwise, including with respect to: (a) the quality, accuracy, completeness or materiality of the data, information and materials furnished (whether electronically, orally, by video, in writing, in any data room or by any other medium) at any time to Buyer, its officers, agents, employees and affiliates in connection with Buyer’s investigation of the Properties and Assumed Liabilities and the transactions contemplated hereby (including with respect to title, costs, expenses, revenues, accounts receivable and accounts payable associated with the Properties, the financial viability or productivity of the Properties, the environmental or physical condition of the Properties and federal, state, local or tribal income or other Tax consequences associated with the Properties); (b) title; (c) the quality, quantity or volume of the reserves, if any, of the Hydrocarbons in or under the Properties, both surface and subsurface; (d) compliance with applicable laws (including Environmental Laws); (e) the environmental condition of the Properties; (f) absence of defects (latent or patent), safety and state of repair; (g) any rights of Buyer and/or its affiliates under applicable laws to claim diminution of consideration or return of the Purchase Price; (h) any warranty of freedom from patent, copyright or trademark infringement; and (i) production rates, recompletion opportunities, decline rates and gas balancing information. Seller does not make or provide, and Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or of conformity to models or samples of materials. Except for the special warranty of title set forth in the Assignment, the Properties are sold, and Buyer accepts the Properties “AS IS, WHERE IS AND WITH ALL FAULTS”. Except for the special warranty of title set forth in the Assignment, there are no representations or warranties that extend beyond the face of this Agreement.
Section 3.5    General Disclaimer. Except for the Special Warranty set forth in the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article V, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Properties, and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to Seller’s title to any of the Properties (a) before Closing, shall be as set forth in Article V and (b) from and after Closing, shall be pursuant to the Special Warranty set forth in the Assignment and in compliance with Section 3.6 below.
Section 3.6    Special Warranty of Title. If Closing occurs, then the Assignment shall contain a special warranty of title whereby Seller shall, until the end of the Warranty Period, warrant defensible title, without duplication, to the Leases set forth on Exhibit A and the Wells set forth in Exhibit B, (limited to the currently producing formations(s)), unto Buyer against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances (the “Special Warranty”); provided, however, that, except with respect to any liability of Seller for any claim asserted in writing by Buyer to Seller in accordance with Section 3.7 and the Assignment before the expiration of the Warranty Period for breach of the Special Warranty, the Special Warranty shall cease and terminate at the end of the Warranty Period. The Special Warranty shall be subject to the further limitations and provisions of Section 3.8.

Section 3.7    Buyer’s Assertion of Special Warranty Breaches. Prior to the expiration of the period of time commencing with the Closing Date and ending at 5:00 P.M. Central Time, on the second anniversary thereof (the “Warranty Period”), Buyer shall be entitled to furnish Seller a Title Notice meeting the requirements of Section 5.3(e) setting forth any and all matters which Buyer intends to assert as a breach of the Special Warranty (collectively the “Special Warranty Notices” and, individually, a “Special Warranty Notice”). Seller shall have a reasonable opportunity, but not the obligation, to cure any breach of the Special Warranty asserted by Buyer pursuant to this Section 3.7. Buyer shall, at no cost or expense to Buyer, cooperate with any reasonable attempt by Seller to cure any such breach. For all purposes of this Agreement, Buyer shall be deemed to have waived, and Seller shall have no further liability for, any breach of the Special Warranty that Buyer fails to assert by a Special Warranty Notice given to Seller before the expiration of the Warranty Period.
Section 3.8    Limitations on Special Warranty. Recovery by Buyer for any breach by Seller of the Special Warranty shall be limited to an amount (without any interest accruing thereon) equal to the reduction to the Purchase Price to which Buyer would have been entitled had Buyer asserted the defect giving rise to such breach of the Special Warranty as a Title Defect prior to the Defect Deadline pursuant to Section 5.4 and taking into account the last sentence of this Section 3.8, and in no event shall that recovery exceed the Allocated Value of the affected Property. The Title Threshold and Title Deductible shall not apply to any recovery for any breach by Seller of the Special Warranty, and Buyer shall not be entitled to recover any amount for any breach of the Special Warranty to the extent that the Purchase Price is or has been reduced for the same Title Defect.
ARTICLE IV
COVENANTS
Section 4.1    Conduct of Business. From and after the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Article XII (the “Interim Period”), except as expressly contemplated by this Agreement or as consented to in writing by Buyer, Seller shall, to the extent reasonably within Seller’s control:
(a)    cause the Properties to be maintained and operated in a manner consistent with the manner of maintenance and operations prior to the Execution Date, provided, that Seller shall not be obligated to rework, plug or abandon any of the Wells or drill any additional wells;
(b)    refrain from taking any action to sell, dispose of, distribute, mortgage, encumber, pledge or enter into any agreement or arrangement for the sale, disposition, distribution, mortgage, encumbrance or pledge of, any of the Properties, other than any encumbrances of the foregoing type that would be Permitted Encumbrances, dispositions where a reasonably prudent lessee or operator would do the same and dispositions of the Conveyed Hydrocarbons that are produced from the Properties in the course of normal operations or the ordinary course of Seller’s business;
(c)    except as permitted by Sections 4.1(a) and 4.1(b), refrain from entering into any transaction, the effect of which would be to cause Seller’s net revenue interest with respect to the production of Hydrocarbons from any Listed Interest (as such term is defined in Section 5.3(a)) to be less than, or Seller’s working interest with respect to the production of Hydrocarbons from any Listed Interest to be greater than, that shown in Exhibit A or B, as applicable, for such Listed Interest, unless, with respect to any such increase in the working interest, there is a proportionate increase in the net revenue interest with respect to such Listed Interest;

(d)    except for emergencies, not enter into any contract or commitment or assume or incur any obligation with respect to the Properties’ normal operations involving expenditures in excess of one hundred thousand dollars ($100,000);
(e)    except as may be required to deliver the Seller Deliverables described in Section 8.2(b)(iii), not relinquish voluntarily its position as operator with respect to any Property;
(f)    pay, as they become due, all expenses related to the Properties, as would be paid by a reasonably prudent lessee or operator; and
(g)    use reasonable efforts to attempt to notify Buyer of any election that Seller is required to make under any Applicable Contract, specifying the nature and time period associated with such election, and, if Buyer does not respond to Seller within sufficient time to enable Seller to timely make such election, then Seller shall make such election as would a reasonably prudent lessee or operator;
provided, however, that, notwithstanding the foregoing, Buyer acknowledges and agrees that any acts or omissions of the other working interest owners (and operators) of the Properties that Seller does not have any contractual right to control shall not constitute a breach of this Section 4.1.
Section 4.2    Bonds and Other Credit Support. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller with any governmental authority and relating to the Properties, including those set forth in Schedule 4.2 (the “Governmental Bonds”), are transferable to Buyer. On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such Governmental Bonds to the extent such replacements are necessary for Buyer’s ownership of the Properties. In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable governmental authorities meeting the requirements of such governmental authorities to own and, if applicable, operate the Properties.
Section 4.3    No Solicitation of Seller Employees. From and after the Execution Date until one (1) year after the Closing, Buyer shall not, and shall cause its affiliates not to, directly or indirectly, solicit in any manner for employment or hire any employee of Seller or any affiliate of Seller, without Seller’s prior written consent; provided, however, that the foregoing restriction shall not apply to the hiring of any person who (a) responds to any general solicitation that consists of advertising in the media or (b) contacts Buyer (or any of its affiliates) on his/her own initiative.
Section 4.4    Reports. Seller and Buyer agree to cooperate with each other in connection with the preparation by such Parties of any report to any federal, state or local governmental authorities that are required of such Parties as the result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
Section 4.5    Successor Operator. Buyer acknowledges that it desires to succeed Seller as operator of those Properties or any portion thereof that Seller currently operates. Buyer further acknowledges and agrees that Seller does not covenant or warrant that Buyer will become successor operator of such Properties. Seller agrees, however, that, as to the Properties it operates, it will use its commercially reasonable efforts to support Buyer’s effort to become successor operator of such Properties effective as of Closing (at Buyer’s sole cost and expense) and to designate, to the extent legally possible and permitted under any applicable joint operating agreement or other agreement, Buyer as successor operator of such Properties effective as of the Closing. At Closing, or as soon as reasonably practicable thereafter, Seller will execute and deliver to Buyer, and Buyer shall promptly file, all forms required by any governmental authority having jurisdiction to transfer record operatorship of those Properties operated by Seller to Buyer.

Section 4.6    Amendment to Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller will have the continuing right until Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known on the Execution Date or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Section 7.2 have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
Section 4.7    Suspense Funds. Notwithstanding anything to the contrary herein, Buyer will assume and fulfil, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities arising from, based upon, related to or associated with the payment of all proceeds from sales of Hydrocarbons relating to the Properties and payable to owners of working interests, royalties, overriding royalties and other similar interests or burdens that are held by Seller in suspense. Such payments held in suspense (a) will not be included in the calculation of the adjustments to the Purchase Price for the Preliminary Settlement Statement and (b) shall be included in the calculation of the adjustments to the Purchase Price for the Final Settlement Statement in accordance with the terms of this Agreement.
Section 4.8    Efforts. Each Party will use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including (a) cooperation in determining whether any action by or in respect of, or filing with, any governmental body, agency or other official authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby; (b) cooperation in seeking and obtaining any such actions, consents, approvals, or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.
Section 4.9    Acquisition Proposals. Excluding for clarity the activities authorized under Section 4.1, above, from the Execution Date until either (i) the termination of this Agreement in accordance with the terms hereof or (ii) the consummation of the transactions contemplated hereby, Seller will not, and will not authorize or permit any affiliate of the Seller, or any other person, on its or their behalf to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer to acquire, directly or indirectly, all or any part of the Properties (an “Acquisition Proposal”), or (ii) participate in any discussions or negotiations regarding, or furnish to any person or group or take any other action to facilitate inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal. As used herein, “person” means any individual, firm, corporation, company, partnership (general and limited), limited liability company, joint venture, association, trust, estate, unincorporated organization, or any other entity.

ARTICLE V
EXAMINATION OF TITLE AND PROPERTIES

Section 5.1    Access to Title Information.
(a)    From and after the Execution Date, until 5:00 p.m. Central time on the date that is thirty (30) days after the Execution Date (the “Defect Deadline”), Seller shall give Buyer (and any of its officers, employees, agents, accountants, attorneys, investment bankers, landmen, consultants or other designated representatives (collectively, “Buyer’s Representatives”)) reasonable access to the Properties (including the Records) in Seller’s possession, solely for the purpose of Buyer’s due diligence investigation of the Properties, but only to the extent that Seller may do so without violating any confidentiality or other obligations to any third party and only to the extent that Seller has the authority to grant such access without breaching any obligation or restriction binding on Seller (or any of its affiliates). Such access by Buyer shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Buyer that can be reasonably accommodated by Seller, and Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the Properties.
(b)    Buyer acknowledges that the permission of the operator (if other than Seller) or another third person may be required before Buyer will be able to inspect portions of the Properties and that such permission must be obtained prior to the inspection of such portions. Seller shall use reasonable efforts to obtain such permission for Buyer upon Buyer’s request. All inspections pursuant to this Section 5.1 shall be conducted at Buyer’s sole cost, risk and expense, and any conclusions made from any such investigation done by Buyer or any of Buyer’s Representatives shall result from Buyer’s own independent review and judgment. Buyer agrees to comply with (and to cause Buyer’s Representatives to comply with) the rules, regulations and instructions issued by Seller or any operator of the Properties regarding the actions of Buyer (and Buyer’s Representatives) in conducting any inspection pursuant to this Section 5.1.
Section 5.2    Environmental Property Inspection.
(a)    From and after the Execution Date, until the Defect Deadline, Seller shall permit Buyer and Buyer’s Representatives, at Buyer’s sole risk, cost and expense, reasonable access to the Properties operated by Seller (or any of its affiliates) to conduct field inspections for purposes of Buyer’s due diligence investigation of environmental matters relating to the Properties (“Buyer’s Environmental Review”). In connection with the granting of such access, Buyer agrees that Buyer shall be liable to Seller for any and all damage to the Properties arising out of or relating to Buyer’s (or Buyer’s Representatives’) inspection and access to the Properties. Buyer shall, and shall cause Buyer’s Representatives to, abide by Seller’s (or any of its affiliates’) safety rules, regulations and operating policies of which they are informed while conducting Buyer’s Environmental Review. The scope of work comprising Buyer’s Environmental Review shall be limited to “Phase 1 Activities”, which include a review of the records maintained by governmental authorities, a pre-inspection questionnaire, site visits to perform a visual inspection and interviews with Seller’s personnel having responsibility for environmental compliance matters with respect to the Properties, but do not include any sampling or similar invasive activities. Buyer shall (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with Seller’s (or any of its affiliates’) operations, and (iii) comply with all applicable laws, rules, regulations, and customary industry practices. Seller shall have the right to have one or more representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller at least forty-eight (48) hours’ notice prior to any visits by it (or any of its representatives) to the Properties. The Parties agree that all information discovered during Buyer’s Environmental Review shall be governed by the terms of the Confidentiality Agreement.

(b)    BUYER SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER INDEMNIFIED PARTIES, FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM, BASED ON, ASSOCIATED WITH, OR RELATING TO, IN ANY WAY, THE ACCESS AFFORDED TO BUYER PURSUANT TO THIS ARTICLE V, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. THE FOREGOING INDEMNITY SHALL CONTINUE IN FULL FORCE AND EFFECT NOTWITHSTANDING ANY TERMINATION OF THIS AGREEMENT.
Section 5.3    Certain Definitions.
(a)    As used herein, the term “Title Defect” means any matter, other than a Permitted Encumbrance, which causes one or more of the following to be a correct statement, as of the Execution Date, with respect to each Well set forth on Exhibit B, solely as to the currently producing formation, and without duplication, each Lease (separately as to any tract or depth thereof, if applicable) set forth on Exhibit A [each Well as to the currently producing formation, and each Lease (separately as to any tract or depth thereof, if applicable), a “Listed Interest,”]:
(i)    with respect to each Lease (or any tract or depth thereof, if applicable), Seller is entitled to receive a fractional decimal interest of less than the net revenue interest set forth on Exhibit A for such Lease (or such tract or depth thereof, if applicable);
(ii)    with respect to each Lease (or any tract or depth thereof, if applicable), Seller is entitled to less than the net mineral acres set forth on Exhibit A for such Lease (or such tract or depth thereof, if applicable) under the column “Seller’s Net Acres”, except as otherwise described on Exhibit A. As used herein “net mineral acre” means, as computed separately for each Lease, (1) the gross number of acres in the lands covered by that Lease (as determined by the legal description of the leased premises), multiplied by (2) the undivided mineral interest (expressed as a percentage) in the lands covered by that Lease (as determined by aggregating the undivided mineral interests owned by each lessor of that Lease in such lands), multiplied by Seller’s undivided working interest percentage in that Lease. Provided, if the items in (2) and/or (3) vary as to different tracts or depths covered by that Lease, a separate calculation will be done for each such tract or depth;
(iii)    with respect to each Well, Seller is entitled to receive a fractional decimal interest of less than the net revenue interest set forth on Exhibit B, with respect to the production of Hydrocarbons therefrom from the currently producing formation, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 4.1, (C) any Imbalances or (D) operations for which Seller is a non-consenting owner;
(iv)    with respect to each Well, Seller is obligated to bear a fractional decimal interest of more than the working interest set forth on Exhibit B for such Well (unless such increase in the working interest is accompanied by a proportionate increase in the net revenue interest for such Well set forth on Exhibit B), with respect to the production of Hydrocarbons from the currently producing formation, except for changes or adjustments that result from (A) the establishment of units or changes in existing units (or the participating areas therein), (B) operations conducted as permitted or required by Section 4.1, (C) any Imbalances or (D) contribution requirements with respect to defaulting co-owners; or

(v)    such Listed Interest is subject to an outstanding mortgage, deed of trust or other enforceable lien or encumbrance, or other adverse claim or imperfection in title, which if asserted would cause a material impairment of the use and enjoyment of or loss of interest in the affected Property and which would not be acceptable to reasonable and prudent lessees, operators, interest owners or purchasers of oil and gas properties, giving due consideration to (A) the length of time that such impairment has affected such Listed Interest and that such Listed Interest, if applicable, has been producing Hydrocarbons and (B) whether such impairment is of the type expected to be encountered in the area in which such Listed Interest is located;
provided, however, that the following shall not constitute Title Defects: (1) defects based solely on references to an unrecorded document(s) if such document(s) is not in Seller’s files, (2) defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that the action was not authorized and results in a third party’s actual and superior claim of title, (3) defects based on the failure to record federal or state Leases, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such Lease is located, (4) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings, (5) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for five (5) years or more, (6) defects based on a gap in Seller’s chain of title in the federal, state or county records with respect to any Lease, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in any related notice of Title Defect, (7) defects arising solely out of lack of survey or lack of metes and bounds descriptions, (8) defects arising from any change in applicable law after the Execution Date, (9) defects that have been cured by applicable laws of limitation or prescription, including adverse possession and the doctrine of laches, (10) defects based on the exercise of any Preferential Purchase Rights or failure to obtain any Applicable Consent and (11) defects based on adjustments for actual or projected changes in the production rates of hydrocarbons, (12) defects based on alternate or differing interpretations of proven or probable reserves or production in paying quantities, (13) defects based on the lack of production from any Well or the status of a Well as shut-in or temporarily abandoned, and (14) defects arising from prior oil and gas leases relating to the Leases that are not surrendered of record, unless Buyer provides affirmative evidence that any such Lease is still valid.
(b)    As used herein, the term “Permitted Encumbrances” means:
(i)    all lessors’ royalties, overriding royalties, non-participating royalties, payments out of production, reversionary interests, convertible interests, net profits interests and similar burdens upon, measured by, or payable out of production, or otherwise affecting Seller’s net revenue interest in any Listed Interest, if the net cumulative effect of such burdens does not (A) operate to reduce the net revenue interest of Seller in any Listed Interest to less than the net revenue interest for such Listed Interest as set forth in Exhibit A or B, as applicable, or (B) increase the working interest of Seller in any Listed Interest to greater than the working interest for such Listed Interest as set forth in Exhibit A or B, as applicable, (unless Seller’s net revenue interest with respect to such Listed Interest is greater than the net revenue interest for such Listed Interest as set forth in Exhibit A or B, as applicable, in the same proportion as such increase in such working interest);
(ii)    all rights to consent by, required notices to, approvals of, filings with, or other actions by governmental authorities in connection with the assignment of the Properties to Buyer that are customarily obtained subsequent to the assignment of properties similar to the Properties;
(iii)    all non-consent penalties applied against the interest of Seller in any Listed Interest arising prior to the Effective Time, which are taken into account in the calculation of the working interest and net revenue interest shown on Exhibit A or B, as applicable, with respect to such Listed Interest;

(iv)    all easements, rights-of-way, covenants, restrictions, servitudes, permits, surface leases, sub-surface leases, grazing rights, logging rights, mining rights and other similar rights (including rights in respect of surface operations) in the Leases, and canals, ditches, reservoirs, pipelines, utility lines, power lines, railways, streets, roads, alleys, highways, and other structures on, over, through or under the Leases;
(v)    all Title Defects that Buyer has waived or released or is deemed to have waived or released pursuant to the terms of this Agreement;
(vi)    all terms and conditions of (A) all Leases, Applicable Contracts, Rights-of-Way, Permits and Unit Interests, whether recorded or not and (B) this Agreement;
(vii)    all rights of reassignment, upon the surrender or expiration of any Lease;
(viii)    all liens for Taxes or assessments not yet due or not yet delinquent or, if delinquent, that are not material or that are being contested in good faith in the normal course of business;
(ix)    all applicable laws and rights reserved to or vested in any governmental authority (A) to control or regulate any Property in any manner, (B) by the terms of any right, power, grant or Permit, or by provision of law, to terminate such right, power, grant or Permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Properties, (C) to use the Properties in any manner and (D) to enforce any obligations or duties owed to any governmental authority with respect to any Permit;
(x)    liens, mortgages and other encumbrances, if any, to be released prior to or at the Closing;
(xi)    zoning and planning ordinances and municipal regulations;
(xii)    vendors, carriers, warehousemen’s, repairmen’s, mechanic’s, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations that are not yet due in the normal course of business of, if due, that are being contested in good faith by appropriate proceedings by or on behalf of Seller;
(xiii)    all liens created under any Leases or Applicable Contracts or by operation of law;
(xiv)    all preferential purchase rights with respect to which the appropriate time period for asserting such rights have expired without an exercise of such rights; and
(xv)    all other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Properties (including liens of operators that relate to obligations that are not yet due in the normal course of business or which are being contested in good faith by appropriate proceedings by or on behalf of Seller) that (A) do not operate to reduce the net revenue interest of Seller in any Listed Interest to less than the net revenue interest for such Listed Interest as set forth in Exhibit A or B, as applicable, (B) do not increase the working interest of Seller in any Listed Interest to greater than the working interest for such Listed Interest as set forth in Exhibit A or B, as applicable, (unless Seller’s net revenue interest with respect to such Listed Interest is greater than the net revenue interest for such Listed Interest as set forth in Exhibit A or B, as applicable, in the same proportion as such increase in such working interest), (C) do not materially interfere with the ownership, operation or use of any of the Properties and (D) would be accepted by a reasonably prudent and sophisticated buyer in the business of owning, exploring, developing and operating oil and gas properties similar to the Properties.

(c)    As used herein, the term “Retained Property” means any Property excluded from the conveyance of the Properties by Seller to Buyer hereunder pursuant to Section 5.4(b)(i), 5.6(b)(i), 5.8(a), 5.9(a) or 5.10(b).
(d)    As used herein, the term “Title Benefit” means any right, circumstance or condition that, as of the Execution Date, operates to (i) increase the net revenue interest of Seller in any Listed Interest to an amount above the net revenue interest set forth on Exhibit A or B, as applicable, with respect to such Listed Interest, to the extent that such right, circumstance or condition does not cause a proportionately greater increase in Seller’s working interest set forth on Exhibit A or B, as applicable, with respect to such Listed Interest, or (ii) obligate Seller to bear a working interest in any Listed Interest that is less than the working interest set forth on Exhibit A or B, as applicable, with respect to such Listed Interest, to the extent that such right, circumstance or condition does not cause any proportionate decrease in Seller’s net revenue interest set forth on Exhibit A or B, as applicable, with respect to such Listed Interest.
(e)    As used herein, the term “Title Notice” means a written notice with respect to any Title Defect or Title Benefit, as applicable, that includes (i) a full description and explanation of the Title Defect or Title Benefit, as applicable, and the Listed Interest affected thereby, (ii) the title opinion, other reports of experts (including a landman’s runsheet or title chain) or other documentation on which the assertion of the Title Defect or Title Benefit, as applicable, is based, (iii) such supporting documents reasonably necessary for Seller or Buyer (or a title attorney retained by Seller or Buyer, as and if applicable) to verify the existence of any such Title Defect or Title Benefit, as applicable, and (iv) the Allocated Value of the Property affected by such Title Defect or Title Benefit, as applicable, and Buyer’s or Seller’s, as applicable, estimate of, with respect to any Title Defect, the Title Defect Amount, and with respect to any Title Benefit, the Title Benefit Amount, and the computations upon which Buyer’s or Seller’s, as applicable, belief is based. Notwithstanding anything contained in this Agreement to the contrary, and for the avoidance of doubt, any Title Defect or breach of the Special Warranty asserted by Buyer shall be limited to Seller’s interest in the Leases on Exhibit A (or any tract or depth thereof, as applicable) and in the Wells on Exhibit B, solely as to the currently producing formation, and Buyer shall not have any right to assert a Title Defect or a breach of the Special Warranty with respect any other Properties.
(f)    As used herein, the term “Environmental Defect” means any event, condition, or circumstance, including any release into the environment of hazardous substances, relating to the Properties which constitutes a material violation of any Environmental Law in existence as of the Execution Date.
(g)    As used herein, the term “Environmental Laws” means all laws, statutes, ordinances, permits, orders, court decisions, rules and regulations issued or enacted by any governmental authority having appropriate jurisdiction pertaining to the prevention of pollution or protection of the environment in effect as of the Effective Time, including the federal Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws. The term “Environmental Laws” does not include (a) good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a governmental authority, or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other law governing worker safety or workplace conditions.

(h)    As used herein, the term “Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the identified condition at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Properties and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws. The Lowest Cost Response shall not include (i) the costs of Buyer’s and/or its affiliate’s employees, project manager(s) or attorneys, (ii) expenses for matters that are costs of doing business, e.g., those costs that would ordinarily be incurred in the day-to-day operations of the Properties, or in connection with permit renewal/amendment activities, maintenance on active Resource Conservation and Recovery Act of 1976 (as amended, “RCRA”) waste management units, and operation and oversight of active RCRA waste management units, (iii) overhead costs of Buyer and/or its affiliates, (iv) costs and expenses that would not have been required under Environmental Laws as they exist on the Execution Date, (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fails to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, and/or (vi) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM.
(i)    As used herein, the term “Environmental Notice” means a written notice with respect to any Environmental Defect that includes (i) a full description and explanation of the matter constituting the alleged Environmental Defect and the Listed Interest affected thereby, (ii) the Allocated Value of each Listed Interest affected thereby, and Buyer’s estimate of the Environmental Defect Amount with respect to such Environmental Defect (and the computations upon which Buyer’s belief is based) and (iii) all associated supporting reports, data, analysis and conclusions (which shall be governed by the terms of the Confidentiality Agreement).
(j)    As used herein, the term “Environmental Defect Amount” means, with respect to each Environmental Defect, the amount of the Lowest Cost Response of remediation for such Environmental Defect.
(k)    As used herein, the term “Environmental Liabilities” means (i) any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar ruling or act (including settlements) by any governmental authority to the extent arising out of any violation of, or remedial obligation under, any Environmental Law or (ii) claim or cause of action by a governmental authority or other person for personal injury, death, property damage, damage to natural resources, remediation or response costs, or similar costs or expenses to the extent arising out of a release of any pollutant, contaminant or any hazardous or toxic material, substance or waste, or any violation of, or any remediation obligation under, any Environmental Laws.
Section 5.4    Notice of Title Defects and Title Benefits; Remedies.
(a)    If Seller discovers any Title Benefit, or Buyer discovers any Title Defect or Title Benefit, then such Party may (but shall have no obligation to, other than with respect to any Title Benefit discovered by Buyer, with respect to which Buyer shall be obligated to) deliver to the other Party, prior to the Defect Deadline, a Title Notice with respect to such Title Benefit or Title Defect, as applicable. Except as set forth in the special warranty of title contained in the Assignment, Seller and Buyer shall be deemed to have waived, and neither Buyer nor Seller, respectively, shall have any liability for, any Title Benefit or Title Defect for which Buyer or Seller, respectively, has not received (and, in the case of any Title Benefit discovered by Buyer, delivered to Seller) a Title Notice on or before the Defect Deadline.
(b)    On or before 5:00 p.m. Central time on the date that is two (2) business days prior to the Closing Date, with respect to each Listed Interest for which Buyer has asserted a Title Defect pursuant to a properly and timely delivered Title Notice (each such Listed Interest, a “Title Defect Property”), Seller shall elect (in its sole and absolute discretion) to (i) exclude such Title Defect Property (and all related or associated Lease(s) and other Properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, subject to the application of the Title Threshold and the Title Deductible, the Purchase Price shall be adjusted downward by the Allocated Value of such Listed Interest in accordance with Section 2.2(b)(iv) or (ii) subject to the application of the Title Threshold and the Title Deductible, after the Closing, dispute the existence of or cure (in accordance with the provisions of Section 5.4(c)), such Title Defect, in either of which case, such Title Defect Property shall be included in the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, without any reduction to the Purchase Price at the Closing with respect thereto.
(c)    With respect to any Title Defect Property included in the conveyance of the Properties to Buyer at the Closing (an “Included Title Defect Property”), Seller shall have until 5:00 p.m. Central time on the date that is ninety (90) days after the Closing Date (such period, the “Cure Period”) to (i) dispute the existence of the Title Defect asserted with respect to such Included Title Defect Property pursuant to the provisions of Section 5.7, (ii) subject to the application of the Title Threshold and the Title Deductible, cure the Title Defect asserted with respect to such Included Title Defect Property or (iii) indemnify and hold Buyer harmless from and against any actual Liabilities Buyer may suffer as a result of a third party claim based on the Title Defect asserted with respect to such Included Title Defect Property. If, as of the expiration of the Cure Period, Seller has not cured (and has not elected to provide an indemnity pursuant to Section 5.4(c)(iii) with respect to) any Title Defect affecting any Included Title Defect Property, and such Included Title Defect Property is not the subject of a Disputed Matter, then, subject to the application of the Title Threshold and the Title Deductible, the Purchase Price shall be decreased, pursuant to Section 2.2(b)(v) by the Title Defect Amount determined with respect to each such Title Defect.
(d)    Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (i) any individual Title Defect for which the Title Defect Amount does not exceed fifty thousand dollars ($50,000) (the “Title Threshold”) and (ii) any Title Defect with respect to which the Title Defect Amount exceeds the Title Threshold, unless and until the aggregate of all such Title Defect Amounts that exceed the Title Threshold (excluding any Title Defect Amounts attributable to Title Defects that are cured by Seller pursuant to Section 5.4(c)(ii) or with respect to which Seller provides the indemnity contemplated in Section 5.4(c)(iii)), exceeds an amount equal to five percent (5%) of the Purchase Price (the “Title Deductible”), and then only with respect to the amount of such Title Defect Amounts that exceed the Title Deductible and that (when aggregated with all Environmental Defect Amounts that exceed the Environmental Deductible and the amounts of all indemnity claims that exceed the Indemnity Deductible), do not exceed the Indemnity Cap.
(e)    Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Buyer, and Buyer shall not be responsible for, (i) any individual Title Benefit for which the Title Benefit Amount does not exceed the Title Threshold and (ii) any Title Benefit with respect to which the Title Benefit Amount exceeds the Title Threshold, unless and until the aggregate of all such Title Benefit

Amounts that exceed the Title Threshold, exceeds the Title Deductible, and then only with respect to the amount of such Title Benefit Amounts that exceed the Title Deductible.
Section 5.5    Title Defect Amount; Title Benefit Amount.
(a)    The amount by which the Allocated Value of any Listed Interest is reduced as a result of the existence of a Title Defect with respect thereto is the “Title Defect Amount”, which shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Defect Amount, then such amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be equal to the amount necessary to be paid to remove such encumbrance from the Included Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) the actual net revenue interest for any Listed Interest and (B) the net revenue interest stated on Exhibit A or B, as applicable, with respect to such Listed Interest, then the Title Defect Amount shall be the product of (1) the Allocated Value of such Listed Interest multiplied by (2) one (1), minus a fraction, the numerator of which is the actual net revenue interest for such Listed Interest and the denominator of which is the net revenue interest for such Listed Interest stated on Exhibit A or B, as applicable;
(iv)    if the Title Defect represents a discrepancy between (A) the actual working interest for any Listed Interest and (B) the working interest stated on Exhibit A or B, as applicable, with respect to such Listed Interest (unless, with respect to such Listed Interest, there is any discrepancy in the net revenue interest for such Listed Interest set forth on Exhibit A or B, as applicable), then the Title Defect Amount shall be the product of (1) the Allocated Value of such Listed Interest multiplied by (2) a fraction, the numerator of which is the difference between the working interest for such Listed Interest stated on Exhibit A or B, as applicable, and the actual working interest for such Listed Interest and the denominator of which is the working interest for such Listed Interest stated on Exhibits A or B, as applicable;
(v)    if the Title Defect represents an obligation or encumbrance upon, or other defect in title to, the Included Title Defect Property of a type not described above, the Title Defect Amount shall be determined by taking into account the Allocated Value of such Included Title Defect Property, the portion of such Included Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of such Included Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
(vi)    the Title Defect Amount with respect to any Included Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vii)    notwithstanding anything to the contrary set forth herein, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Included Title Defect Property shall not exceed the Allocated Value of such Included Title Defect Property.

(b)    The amount by which the Allocated Value of any Listed Interest is increased as a result of the existence of a Title Benefit with respect thereto is the “Title Benefit Amount”, which shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, then such amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) the actual net revenue interest for any Listed Interest and (B) the net revenue interest stated on Exhibit A or B, as applicable, with respect to such Listed Interest (and the working interest in such Listed Interest is not increased), then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Listed Interest multiplied by (2) the result obtained by subtracting one (1) from a fraction, the numerator of which is the actual net revenue interest for such Listed Interest and the denominator of which is the net revenue interest for such Listed Interest stated on Exhibit A or B, as applicable; and
(iii)    if the Title Benefit represents a discrepancy between (A) the actual working interest for any Listed Interest and (B) the working interest stated on Exhibit A or B, as applicable, with respect to such Listed Interest (and the net revenue interest in such Listed Interest is not decreased proportionately), then the Title Benefit Amount shall be the product of (1) the Allocated Value of such Listed Interest multiplied by (2) a fraction, the numerator of which is the difference between the actual working interest for such Listed Interest and the working interest for such Listed Interest stated on Exhibit A or B, as applicable, and the denominator of which is the working interest for such Listed Interest stated on Exhibit A or B, as applicable.
Section 5.6    Notice of Environmental Defects; Remedies.
(a)    If Buyer discovers any Environmental Defect, then Buyer may (but shall have no obligation to) deliver to Seller, prior to the Defect Deadline, an Environmental Notice with respect to such Environmental Defect. Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect for which Seller has not received an Environmental Notice on or before the Defect Deadline.
(b)    On or before 5:00 p.m. Central time on the date that is two (2) business days prior to the Closing Date, with respect to each Listed Interest for which Buyer has asserted an Environmental Defect pursuant to a properly and timely delivered Environmental Notice (each such Property, an “Environmental Defect Property”), Seller shall elect (in its sole and absolute discretion) to (i) exclude such Environmental Defect Property (and all related or associated Lease(s) and other Properties) from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, in which case, subject to the application of the Environmental Threshold and the Environmental Deductible, the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 2.2(b)(iv) or (ii) after the Closing, dispute the existence of, or, subject to the application of the Environmental Threshold and the Environmental Deductible, cure such Environmental Defect, in either of which case, such Environmental Defect Property shall be included in the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, without any reduction to the Purchase Price at the Closing with respect thereto.
(c)    With respect to any Environmental Defect Property included in the conveyance of the Properties to Buyer at the Closing (an “Included Environmental Defect Property”), Seller shall have until the end of the Cure Period to (i) dispute the existence of the Environmental Defect asserted with respect to such Included Environmental Defect Property pursuant to the provisions of Section 5.7, (ii) subject to the application of the Environmental Threshold and the Environmental Deductible, cure the Environmental Defect asserted with respect to such Included Environmental Defect Property or (iii) indemnify and hold Buyer harmless from and against any actual Liabilities Buyer may suffer as a result of a third party claim based on the Environmental Defect asserted with respect to such Included Environmental Defect Property.

If, as of the expiration of the Cure Period, Seller has not cured (and has not elected to provide an indemnity pursuant to Section 5.6(c)(iii) with respect to), any Environmental Defect affecting any Included Environmental Defect Property, and such Included Environmental Defect Property is not the subject of a Disputed Matter, then, subject to the application of the Environmental Threshold and the Environmental Deductible, the Purchase Price shall be decreased, pursuant to Section 2.2(b)(vi) by the Environmental Defect Amount determined with respect to each such Environmental Defect.
(d)    Notwithstanding anything to the contrary set forth herein, in no event shall there be any remedies provided by Seller, and Seller shall not be responsible for, (i) any individual Environmental Defect for which the Environmental Defect Amount does not exceed fifty thousand dollars ($50,000) (the “Environmental Threshold”) and (ii) any Environmental Defect with respect to which the Environmental Defect Amount exceeds the Environmental Threshold, unless and until the aggregate of all such Environmental Defect Amounts that exceed the Environmental Threshold (excluding the amount of Environmental Defect Amounts attributable to Environmental Defects that are cured by Seller pursuant to Section 5.6(c)(ii) or with respect to which Seller provides the indemnity contemplated in Section 5.6(c)(iii)), exceeds an amount equal to five percent (5%) of the Purchase Price (the “Environmental Deductible”), and then only with respect to the amount of such Environmental Defect Amounts that exceed the Environmental Deductible and that (when aggregated with all Title Defect Amounts that exceed the Title Deductible and amounts of all indemnity claims that exceed the Indemnity Deductible), do not exceed the Indemnity Cap.
Section 5.7    Title and Environmental Dispute Resolution. If, as of the expiration of the Cure Period, the Parties cannot agree upon (a) the existence of a Title Defect, the adequacy of any Title Defect curative materials submitted to Buyer, or the Title Defect Amount with respect to any Title Defect (each, a “Disputed Title Matter”) or (b) the existence of an Environmental Defect, the adequacy of any Environmental Defect curative actions taken by Seller, or the Environmental Defect Amount with respect to any Environmental Defect (each, a “Disputed Environmental Matter” and, together with any Disputed Title Matter, a “Disputed Matter”) then the Disputed Matter shall be submitted to arbitration in accordance with the provisions of Article XI.
Section 5.8    Casualty Loss and Condemnation. If, during the Interim Period, all or any portion of the Properties are destroyed or damaged by fire, flood, earthquake, windstorm, theft, vandalism, explosion, blowout, riot, sabotage, accident or other casualty of a similar nature or shall be taken by condemnation or under the right of eminent domain (each, a “Casualty Loss”) and the value of such Casualty Loss (a) exceeds one hundred thousand dollars ($100,000), then the Property affected by such Casualty Loss shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 2.2(b)(iv) or (b) is less than one hundred thousand dollars ($100,000), then the Property affected by such Casualty Loss shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, notwithstanding such Casualty Loss, without any reduction to the Purchase Price with respect thereto and Seller shall transfer to Buyer all rights to third-party insurance and the proceeds thereof (net of any self-retention or deductible amount) and other claims against third parties, in each case, with respect to such Casualty Loss. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 5.8, shall be Buyer’s exclusive rights and remedies with respect to any Casualty Loss with respect to the Properties.

Section 5.9    Preferential Purchase Rights. Prior to Closing, Seller shall use commercially reasonable efforts to notify the holder of each preferential purchase right set forth on Schedule 3.1(j), in accordance with the contractual provisions applicable to such right, of the transactions contemplated hereby. If any holder of a preferential purchase right with respect to any of the Properties exercises such preferential purchase right (a) prior to Seller’s delivery of the Preliminary Settlement Statement, then the Properties with respect to which such exercised preferential purchase right relates shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 2.2(b)(iv) or (b) after Seller’s delivery of the Preliminary Settlement Statement but prior to the Closing, then the Properties with respect to which such exercised preferential purchase right relates shall be included in the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement, notwithstanding the exercise of such preferential purchase right, without any reduction to the Purchase Price with respect thereto. Except for any Retained Property (with respect to which Seller shall be obligated to comply with the terms, and entitled to all the proceeds paid in connection with any exercise, of any preferential purchase right applicable thereto), Buyer shall be obligated to comply with the terms, and entitled to all the proceeds paid in connection with any exercise of, any preferential purchase right applicable to the Properties. If the holder of a preferential purchase right with respect to any Retained Property fails to consummate the purchase of such Retained Property in accordance with the terms and conditions of such preferential purchase right, then, within ten (10) business days of Seller’s providing Buyer with notice thereof, Buyer shall purchase (at a purchase price equal to the Allocated Value thereof), and Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Retained Property. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 5.9 shall be Buyer’s exclusive rights and remedies with respect to any preferential purchase right applicable to the Properties. As used in this Agreement, “business day” or “business days” means any day (other than Saturday and Sunday) on which national and state commercial banks in Oklahoma City, Oklahoma are generally open for business. With respect to any time period set out in this Agreement that ends on a day that is not a business day, such time period will be automatically extended to 5:00 p.m. Central time on the next occurring business day.
Section 5.10    Applicable Consents.
(a)    Seller shall use commercially reasonable efforts to procure any required third party consents necessary to transfer the Properties to Buyer (such consents, the “Applicable Consents”) prior to the Closing and, with respect to any Applicable Consents not obtained (or denied, in writing) on or prior to the Closing, until the expiration of the Cure Period (provided, however, that Seller shall not be obligated to pay any consideration or waive or release any right or privilege in order to obtain any such consent). Subject to the immediately succeeding proviso, notwithstanding the existence of an outstanding Applicable Consent with respect to any Property at Closing, such Property shall be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, without any reduction to the Purchase Price with respect thereto; provided, however, that, if, as of the Closing, Seller has not obtained any Applicable Consent with respect to any Lease and (i) the holder of such Applicable Consent is a governmental authority or (ii) the Lease contains language to the effect that the transfer of the Lease without such Applicable Consent would be void or cause the termination of such Lease (any such Applicable Consent, a “Required Consent”), then, such Lease (and any associated Listed Interest) shall not be included in the Properties conveyed by Seller to Buyer pursuant to this Agreement at the Closing, but no reduction to the Purchase Price at Closing shall be made with respect thereto.
(b)    Any Properties that are subject to an Applicable Consent that is denied in writing prior to the Closing shall be excluded from the Properties conveyed by Seller to Buyer at the Closing pursuant to this Agreement and, subject to the application of the Title Threshold and the Title Deductible, the Purchase Price shall be adjusted downward by the Allocated Value of such Property in accordance with Section 2.2(b)(iv).

(c)    If, as of the expiration of the Cure Period, any Required Consent with respect to any Lease has not been obtained (or has been denied, in writing), or any other Applicable Consent has been denied, in writing, then, subject to the application of the Title Threshold and the Title Deductible, the Purchase Price shall be adjusted downward by the Allocated Value of such Property (including, in the case of any Required Consent affecting a Lease associated with any Listed Interest, the Allocated Value of such Listed Interest) in accordance with Section 2.2(b)(vii). With respect to any Lease that is subject to a Required Consent that has been obtained as of the expiration of the Cure Period, within five (5) business days of the expiration of the Cure Period, Seller shall assign to Buyer pursuant to an assignment in substantially the same form as the Assignment, such Lease (and, if applicable, any associated Listed Interest).
(d)    If any Applicable Consent with respect to any Applicable Contract is not obtained prior to the Closing, then, until the earlier of the expiration of the Cure Period and such time that such Applicable Consent is obtained (or denied in writing), to the extent permissible under law and under the terms of such Applicable Contract, Seller shall provide the benefits and burdens of such Applicable Contract to Buyer, and Buyer shall promptly reimburse Seller for, and shall DEFEND, INDEMNIFY and HOLD HARMLESS Seller (and each of the other Seller Indemnified Parties (as defined in Section 10.1)) from and against any and all Liabilities incurred by Seller (or any of the other Seller Indemnified Parties) in connection therewith, REGARDLESS OF WHETHER SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES TO THE EXTENT RESULTING FROM THE WILLFUL MISCONDUCT OF ANY OF THE SELLER INDEMNIFIED PARTIES. With respect to any Applicable Contract for which any Applicable Consent has not been obtained as of the expiration of the Cure Period or is denied in writing, Seller shall endeavor to mutually agree with Buyer with respect to alternative arrangements intended to provide Buyer, to the greatest extent possible, with the benefit and burden of any such Applicable Contract. Notwithstanding anything to the contrary set forth herein, the rights and remedies of Buyer set forth in this Section 5.10 shall be Buyer’s exclusive rights and remedies with respect to any Applicable Consent applicable to the Properties.
(e)    Notwithstanding any provisions of this Section 5.10 to the contrary or the inclusion in the Assignment of any Properties subject to a Required Consent outstanding as of the Closing, neither this Agreement nor the Assignment shall be deemed to provide for the conveyance of any such Properties to Buyer at the Closing.
Section 5.11    Special Warranty. Buyer shall not assert any claim under the special warranty of title under the Assignment with respect to any matter for which Buyer (a) has previously asserted a claim under this Article V or (b) at the time Buyer (or any of Buyer’s Representatives) discovered such claim, had a right to assert such claim under this Article V.
Section 5.12    Exclusive Remedy. Except for the special warranty of title under the Assignment, the rights and remedies of Buyer set forth in this Article V, shall be Buyer’s exclusive rights and remedies with respect to any defect of title (including any Title Defect) or any Environmental Defect or any Environmental Liability with respect to the Properties, and the provisions of Article X shall not apply with respect to any defect in title (including any Title Defect) or Environmental Liability.

ARTICLE VI
TAX MATTERS

Section 6.1    Certain Definitions.
(a)    As used herein, the term “Tax” or “Taxes” means all taxes, assessments and other governmental charges imposed by any governmental authority, including net income, gross income, profits, gross receipts, alternative or add-on minimum, ad valorem, property, production, severance, fuel, excess profits, windfall profit, transfer, real property transfer, value added, sales, use, environmental, excise, withholding, social security, unemployment, disability, payroll, estimated or other tax, including any interest, penalty or addition thereto.
(b)    As used herein, the term “Income Taxes” means all Taxes based upon or measured by gross or net income, and franchise taxes based upon income, capital, assets or operations.
(c)    As used herein, the term “Asset Taxes” means all ad valorem, property, production, severance, sales, use, gross receipts, and similar Taxes based upon or measured by the ownership or operation of the Properties or the production of Hydrocarbons therefrom (excluding, for the avoidance of doubt, any Income Taxes or Transfer Taxes).
(d)    As used herein, the term “Transfer Taxes” means all transfer, sales, use, gross receipts, real property transfer, documentary, stamp and other similar taxes, and recording fees incurred or imposed with respect to the transactions described in this Agreement.
(e)    As used herein, the term “Tax Return” means any return, declaration, report, information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.
Section 6.2    Apportionment of Asset Taxes. Seller shall be responsible for all Asset Taxes attributable to the Properties for any period or portion thereof ending before the Effective Time. Buyer shall be responsible for all Asset Taxes attributable to the Properties for any period or portion thereof beginning on or after the Effective Time. For purposes of this Section 6.2, (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons will be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), will be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period will be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes will begin on the date on which ownership of the applicable Properties gives rise to liability for the particular Asset Tax and will end on the day before the next such date. The apportionment of Asset Taxes between the Parties will take place as an adjustment to the Purchase Price pursuant to Section 2.2 in the Preliminary Settlement Statement for Asset Taxes for which information is available at the Closing and pursuant to Section 9.2 in the Final Settlement Statement for all remaining Asset Taxes, using estimates of such Asset Taxes if actual numbers are not available. As used herein, “Straddle Period” means any Tax period beginning before and ending after the Effective Time.

Section 6.3    Tax Returns. Buyer shall be responsible for the preparation and timely filing of any Tax Return and the payment to the applicable taxing authority of all Asset Taxes that become due and payable on or after the Closing Date, and Buyer shall indemnify and hold Seller harmless for any failure to file such Tax Return and to make such payments subject to Buyer’s right of reimbursement for any Asset Taxes for which Seller is responsible pursuant to this Agreement. Seller shall be responsible for the preparation and timely filing of any Tax Return and payment to the applicable taxing authority of all Asset Taxes that become due and payable prior to the Closing Date, and Seller shall indemnify and hold Buyer harmless for any failure to file such Tax Return and to make such payments, subject to Seller’s right of reimbursement for any Asset Taxes for which Buyer is responsible pursuant to this Agreement. Notwithstanding the foregoing regarding filing and payment, Seller shall be responsible for the preparation and timely filing of any Tax Return and the payment to the applicable taxing authority of any ad valorem or property taxes on Seller operated properties which are due and payable within the calendar year 2017, subject to Seller’s right of reimbursement for any such taxes for which Buyer is responsible.
Section 6.4    Liability for Transfer Taxes. Buyer shall be responsible for the payment of all Transfer Taxes that arise by reason of the consummation of the transactions contemplated by this Agreement. Buyer shall pay or cause to be paid, when due, to the appropriate taxing authorities all such Transfer Taxes and shall send to Seller a statement confirming such payment, which shall be accompanied by proof of Buyer’s actual payment of such Transfer Taxes. However, if Seller is required by applicable law to collect and remit any Transfer Taxes, (i) Buyer shall promptly pay to Seller the amount of such Transfer Taxes and (ii) Seller shall timely remit the same to the applicable governmental authority. Buyer shall indemnify and hold Seller harmless from and against such Transfer Taxes within thirty (30) days of Seller’s written demand thereof. If Seller (not Buyer) is required by law to appeal or protest the assessment of Transfer Taxes, the appeal or protest of such proposed assessment shall be treated as an item for which Seller is entitled to indemnification and, if Buyer provides a written request and instructs Seller to do so, Seller shall prosecute the protest or appeal; in such event Buyer shall pay all out-of-pocket expenses of Seller (including attorneys’ fees) incurred by Seller in connection with such appeal or protest. Seller and Buyer shall reasonably cooperate in good faith to minimize, to the extent permissible under law, the amount of any such Transfer Taxes.
ARTICLE VII
CONDITIONS PRECEDENT TO CLOSING
Section 7.1    Seller’s Conditions. The obligations of Seller at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects as of such specified date) and Buyer shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Buyer prior to or at the Closing.
(b)    No material action, suit or proceeding shall have been instituted before, and no material order, award or judgment shall have been issued by, any court, governmental agency or arbitrator (i) seeking to restrain or prohibit, or restraining or prohibiting, the consummation in whole or in part, of the transactions contemplated hereby or (ii) seeking to obtain damages from Buyer, or ordering Buyer to pay damages, in respect of any of the transactions contemplated hereby.
(c)    Buyer shall have delivered to Seller all of the Buyer Deliverables (as defined in Section 8.2(a)).

Section 7.2    Buyer’s Conditions. The obligations of Buyer at the Closing are, at its option, subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (other than any representations and warranties of Seller that are qualified by materiality or material adverse effect, which, to the extent so qualified, shall be true and correct in all respects) at and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct in all material respects as of such specified date) and Seller shall have performed, or complied with, in all material respects, the agreements and covenants required by this Agreement to be performed and satisfied by Seller prior to or at the Closing.
(b)    No material action, suit or proceeding shall have been instituted before, and no material order, award or judgment shall have been issued by, any court, governmental agency or arbitrator (i) seeking to restrain or prohibit, or restraining or prohibiting, the consummation in whole or in part, of the transactions contemplated hereby or (ii) seeking to obtain damages from Seller, or ordering Seller to pay damages, in respect of any of the transactions contemplated hereby.
(c)    Seller shall have delivered to Buyer all of the Seller Deliverables (as defined in Section 8.2(b)).
ARTICLE VIII
CLOSING
Section 8.1    Preliminary Settlement Statement and Closing.
(a)    Preliminary Settlement Statement. With respect to the items listed in Section 2.2 that can be determined as of the Closing, Seller shall prepare and deliver to Buyer, on or before 5:00 p.m. Central time on the date that is five (5) days prior to the Closing Date, a settlement statement (the “Preliminary Settlement Statement”) setting forth the Closing Amount and each adjustment (and the calculation of such adjustments) used to determine the Closing Amount. As used herein, the term “Closing Amount” means the Purchase Price (i) adjusted (upward or downward) as provided in Section 2.2, using for such adjustment amounts the best information then available, and (ii) less the Performance Deposit (which shall be retained by Seller at the Closing as provided in Section 2.1). All other upward or downward adjustments to the Purchase Price provided in Section 2.2 and not included in the Preliminary Settlement Statement, shall be taken into account in the Final Settlement Statement (as defined in Section 9.2).
(b)    Closing. The purchase by Buyer and the sale by Seller of the Properties as contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. Central time on the date that is 45 days after the Execution Date (the “Closing Date”), at the offices of Seller at 333 West Sheridan Avenue, Oklahoma City, Oklahoma, or such other time or place as the Parties may mutually agree in writing.
Section 8.2    Closing Obligations. At the Closing:
(a)    Buyer shall deliver (or cause to be delivered) to Seller the following items (all documents, certificates and other items listed below that are required to be executed, will be duly executed and acknowledged, where required, by an authorized signatory of Buyer or, if applicable, an affiliate of Buyer) (collectively, the “Buyer Deliverables”):
(i)    by direct bank deposit or wire transfer in same day funds to Seller (or any QI designated by Seller), in accordance with Seller’s written instructions (to be provided to Buyer at least two (2) business days prior to the Closing), an amount equal to the Closing Amount;

(ii)    an Assignment and Bill of Sale, in form and substance substantially similar to that set forth on Exhibit E (the “Assignment”), containing an overriding royalty equal to the positive difference between twenty five percent (25%) and any existing royalties, overriding royalties, and any other burdens on production, and covering the Properties, in sufficient counterparts for recordation in each of the counties in which the Properties are located and all appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Properties to Buyer;
(iii)    a certificate in the form set forth on Exhibit F;
(iv)    (A) such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require, that Buyer is qualified with the applicable authorities to succeed Seller as the owner and, where applicable, operator of the Properties and (B) such forms as Seller may reasonably request for filing with the applicable authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the Wells and the Unit Interests; and
(v)    all necessary letters in lieu of transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from each Listed Interest from and after the Effective Time.
(b)    Seller shall deliver (or cause to be delivered) to Buyer the following items (all documents, certificates and other items listed below that are required to be executed will be duly executed and acknowledged, where required, by an authorized signatory of Seller or, if applicable, an affiliate of Seller) (collectively, the “Seller Deliverables”):
(i)    an Assignment covering the Properties, in sufficient counterparts for recordation in each of the counties in which the Properties are located and all appropriate U.S. state and U.S. federal assignments as may be reasonably necessary to convey the Properties to Buyer;
(ii)    a certificate in the form set forth on Exhibit G;
(iii)    any change of operator forms or notices that may be required to transfer operations on Seller operated Properties to Buyer (it being understood and agreed, however, that except for its obligation to deliver the Seller Deliverables described in this Section 8.2(b)(iii), Seller shall have no obligation to ensure (and does not warrant) that Buyer will succeed Seller as operator of any Properties operated by Seller or any of its affiliates); and
(iv)    a certification of non-foreign status from Devon, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2).

ARTICLE IX
POST-CLOSING RIGHTS AND OBLIGATIONS

Section 9.1    Files and Records.
(a)    No later than thirty (30) days after the Closing Date, Seller will make available to Buyer the Records at Seller’s offices in their current form and format as maintained by Seller, and Buyer will have five (5) business days after the first day Seller makes the Records available to Buyer to remove the Records from Seller’s offices. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, from and after the Closing Date, Seller may retain a copy (written or electronic) of any or all of the Records.

(b)    Buyer will retain and will provide Seller with reasonable access to the Records for a period of seven (7) years from and after the Closing Date, together with such additional files, data and records of Buyer as may be reasonably requested by Seller in order to pursue any claims, obligations and disputes relating to the Properties. Buyer shall use all reasonable efforts to obtain access, for Seller’s benefit, to all such books and records related to any Property that may be subsequently conveyed by Buyer. Provided, with respect to Tax matters, the Parties agree to retain all books and records with respect to Tax matters pertinent to the Properties relating to any Tax period beginning before the Closing Date until the later of (i) seven (7) years or (ii) the expiration of the applicable statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any governmental authority.
Section 9.2    Post-Closing Adjustments. On or before 5:00 p.m. Central time on the date that is 120 days after the Closing Date (the “Post-Closing Date”), Seller shall prepare and deliver to Buyer, in accordance with this Agreement and generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment to the Purchase Price that was not included in the Preliminary Settlement Statement and showing the calculation of such adjustments, which adjustments shall be in accordance with the principles of this Agreement. Within twenty (20) days of receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The Parties shall negotiate in good faith and undertake to agree with respect to the amounts due pursuant to such Final Settlement Statement no later than fifteen (15) days after Buyer’s submission of its written report hereunder to Seller (the date upon which such agreement is reached shall be herein called the “Final Settlement Date”). Buyer shall, within seven (7) days of the Final Settlement Date, pay to Seller, or Seller shall pay to Buyer, whatever the case may be, in immediately available funds the final settlement adjustment amount set forth therein. Any disputed items that cannot be resolved by the mutual agreement of the Parties, shall be removed from the Final Settlement Statement and submitted to arbitration as a Disputed Matter in accordance with the procedures set forth in Article XI. Notwithstanding anything to the contrary set forth herein, there shall be no further Purchase Price adjustments pursuant to Section 2.2 for any item not included in the Final Settlement Statement delivered by Seller (or Buyer’s written report, if any, delivered with respect thereto) in accordance with the provisions of this Section 9.2.
Section 9.3    Further Assurances. From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Seller reasonably may request to more effectively put Seller in possession of any property or assets which was not intended by the Parties to be conveyed to Buyer, including the Excluded Assets. From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and take such other actions as Buyer reasonably may request to more effectively put Buyer in possession of the Properties. If any of the Properties are incorrectly described in any Assignment, the description shall be corrected upon proof of the proper description.
Section 9.4    Removal of Signs. Notwithstanding anything to the contrary set forth herein, Buyer shall obtain no right, title, interest, license or other right whatsoever to use the word “Devon” or any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof (collectively, the “Seller Marks”). Buyer agrees that, as soon as practicable after the Closing, and in any event on or before the thirtieth (30th) day after the Closing, it will cease using the Seller Marks in any manner, directly or indirectly, and remove, strike over or otherwise obliterate all Seller Marks from the Properties. The Parties acknowledge and agree (a) because damages would be an inadequate remedy, that Seller shall be entitled to seek specific performance and injunctive relief as remedies for any breach of this Section 9.4, in addition to other remedies available to it at law or in equity, and (b) that the covenant of Buyer set forth in this Section 9.4, shall survive the Closing indefinitely, including following any subsequent transfer of the Properties by Buyer, without limitation as to time.
Section 9.5    Well Data. At any time upon the request of Seller, Buyer will provide to Seller its proprietary well data, including the Well Data Requirements (to the extent such data exists) set out on Schedule 9.5, for any wells drilled and operated in the lands described on Schedule 9.5.
ARTICLE X
INDEMNIFICATION
Section 10.1    Buyer’s Indemnity Obligations. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 3.3, this Article X and otherwise herein, Buyer and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Seller and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Seller or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, supplemental environmental projects, penalties, fines or costs and expenses, including any fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, contracts claims, torts or otherwise (collectively, “Liabilities”), arising out of, resulting from, based on, associated with, or relating to:
(a)    any breach by Buyer of Buyer’s representations, warranties or covenants set forth in this Agreement; and
(b)    the Assumed Liabilities.
Section 10.2    Seller’s Indemnity Obligations. If the Closing shall occur, then effective from and after the Closing, subject to the limitations set forth in Section 3.3 and otherwise herein, Seller and its successors and assigns shall be responsible for, shall pay, and will DEFEND, INDEMNIFY and HOLD HARMLESS Buyer and its affiliates, and all of its and their respective equity holders, partners, members (excluding, in each case, such equity holders, partners or members that are equity holders, partners or members of Buyer or any of its affiliates solely by virtue of their holding publicly traded shares, units or partnership interests), directors, officers, managers, employees, agents and representatives (collectively, the “Buyer Indemnified Parties”) from and against any and all Liabilities arising out of, resulting from, based on, associated with, or relating to, any breach by Seller of Seller’s representations, warranties or covenants set forth in this Agreement. In no event shall Seller have any obligation to provide indemnification for (a) any matters to the extent accounted for in the Preliminary Settlement Statement or the Final Settlement Statement or (b) any Liabilities arising under this Section 10.2 if Buyer has knowledge of the breach by Seller of its representations, warranties or covenants giving rise to such Liability at the Closing.
Section 10.3    Deductible, Threshold and Cap. Notwithstanding anything to the contrary set forth herein, Seller shall have no obligation or liability for indemnification under Section 10.2 (except for breaches of the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(f) and 3.1(l)) for (a) any individual indemnity claim under this Article X, the amount of which does not exceed fifty thousand dollars ($50,000) (the “Indemnity Threshold”) or (b) any individual indemnity claim that exceeds the Indemnity Threshold, unless and until the aggregate of all such individual indemnity claims that exceed the Indemnity Threshold, exceeds an amount equal to five percent (5%) of the Purchase Price (the “Indemnity Deductible”), and then only with respect to the amount of such indemnity claims that exceed the Indemnity

Deductible and that are less than ten percent (10%) of the Purchase Price (as adjusted pursuant to the provisions of Section 2.2) (the “Indemnity Cap”).
Section 10.4    Notice of Claim for Indemnification. Each indemnified party hereunder agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, action or proceeding, judicial or otherwise, by any third party with respect to any matter to which it believes itself to be entitled to indemnity under the provisions of this Agreement, it shall give prompt notice thereof in writing to the indemnifying party, together with a statement of such information regarding any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this Agreement. For claims for indemnity with respect to which the Indemnity Threshold applies, such claim shall be deemed to have been made (subject to the application of the Indemnity Threshold, the Indemnity Deductible and the Indemnity Cap) upon the indemnified person’s providing an initial notice for a claim of indemnity to the indemnifying party stating that the claim underlying such claim for indemnity could reasonably be expected to exceed the Indemnity Threshold. Buyer must provide any such notice within the Survival Period, otherwise all indemnifications granted by Seller hereunder shall terminate and expire. The indemnified party shall afford the indemnifying party a reasonable opportunity to pay, settle or contest the claim at the indemnifying party’s expense. With respect to any claim subject to indemnification pursuant to this Article X or otherwise pursuant to this Agreement, the indemnified party shall use reasonable efforts to cooperate (at the indemnifying party’s sole cost and expense) with the indemnifying party in asserting any defense that may be available to the indemnified party with respect to any such claim.
Section 10.5    Waiver of Certain Damages. Except with respect to any third party claims for which a Party is entitled to be indemnified under this Article X or otherwise pursuant to this Agreement, each of the Parties expressly waives and releases, on its own behalf and on behalf of its affiliates, indirect, special, consequential, punitive and exemplary damages and damages for lost profits of any kind with respect to any dispute arising out of, resulting from, based on, associated with, or relating to, this Agreement, the breach hereof or the transactions contemplated hereby.
Section 10.6    Exclusive Remedy. If the Closing occurs, the indemnity obligations set forth in this Agreement shall be the exclusive remedies for the Parties for the breach of any representation, warranty or covenant set forth in this Agreement or any claim arising out of, resulting from or related to the transactions contemplated hereby, and each Party hereby releases, waives and discharges, and covenants not to sue (and shall cause its affiliates to waive, discharge and covenant not to sue) with respect to, any cause of action not expressly provided for in this Agreement, including claims under state or federal securities laws and claims available at common law, in equity or by statute.
Section 10.7    Extent of Indemnification. The indemnification and assumption provisions provided for in this Agreement shall be applicable whether or not the Liabilities in question arose out of or resulted from, solely or in part, the sole, active, passive, concurrent or comparative negligence, gross negligence, strict liability or other fault or violation of law of or by any Seller Indemnified Party or Buyer Indemnified Party, excepting only Liabilities to the extent resulting from the willful misconduct of any Seller Indemnified Party or Buyer Indemnified Party.

ARTICLE XI
ARBITRATION

Section 11.1    Arbitration.
(a)    All Disputed Matters arising under or related to this Agreement shall be determined by arbitration and governed by this Article XI.
(b)    With respect to any Disputed Title Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, within fifteen (15) days of the expiration of the Cure Period. With respect to any Disputed Environmental Matter, the Parties shall select a mutually agreeable single arbitrator, who shall be an environmental consultant with at least ten (10) years experience, within fifteen (15) days of the Closing. With respect to any matter (other than any Disputed Title Matter or Disputed Environmental Matter) for which arbitration is required under this Agreement (an “Arbitrable Matter”), the Parties shall select a mutually agreeable single arbitrator within thirty (30) days of the filing of a notice of arbitration with respect to such matter by a Party. If the Parties have not selected a mutually agreeable arbitrator in accordance with the provisions and deadlines set forth in this Section 11.1(b), then such arbitrator shall be chosen in accordance with the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) (the arbitrator selected in accordance with this Section 11.1(b), the “Arbitrator”).
(c)    The Arbitrator’s determination shall be made within twenty (20) days after submission of the Disputed Matters or Arbitrable Matter, as applicable, to it and shall be binding on and non-appealable by the Parties.
(d)    In making his determination with respect to any Disputed Matter, the Arbitrator shall be bound by the rules set forth in Article V and, subject to the foregoing, may consider such other matters as in the opinion of the Arbitrator are necessary to make a proper determination; provided, however, that with respect to any Disputed Matter related to any Title Defect Amount, Title Benefit Amount or Environmental Defect Amount, the Arbitrator shall not award Buyer (or Seller, if applicable) a greater amount than the amount claimed by Buyer (or Seller, if applicable) in its Title Notice or Environmental Notice, as applicable.
(e)    With respect to any Disputed Matter, the Arbitrator shall act as an expert for the limited purpose of determining such specific Disputed Matter, and, unless the Disputed Matter relates to a Title Defect Amount, a Title Benefit Amount or an Environmental Defect Amount, may not award damages, interest or penalties to either Party with respect to any Disputed Matter. Notwithstanding the immediately preceding sentence, the Arbitrator may, however, award reasonable costs, including attorney fees and fees and expenses associated with the Arbitrator, to the Party determined by the Arbitrator to be the prevailing Party in the arbitration of any Disputed Matter or Arbitrable Matter, as applicable. Within ten (10) days after the Arbitrator delivers written notice to Buyer and Seller of its award, (A) Buyer shall pay to Seller the amount, if any, so awarded by the Arbitrator to Seller and (B) Seller shall pay to Buyer the amount, if any, so awarded by the Arbitrator to Buyer.
Section 11.2    Location. Any arbitration hearing, legal proceeding or action to enforce arbitration or otherwise shall be held in Oklahoma City, Oklahoma, unless another place is determined to be mutually acceptable to the Arbitrator and the Parties.

Section 11.3    Rules. The Arbitrator shall settle all Disputed Matters and Arbitrable Matters, in accordance with the Rules of the AAA to the extent such Rules do not conflict with the terms of this Agreement.
Section 11.4    Hearings. Except as otherwise provided in Section 11.1 with respect to a Disputed Matter, the Arbitrator promptly shall hear and determine (after giving the Parties due notice of the hearing and a reasonable opportunity to be heard) the questions submitted and shall render a decision within sixty (60) days after notifying the Parties that the arbitration hearings have been closed or, if oral hearings have been waived, from the date of the transmittal of the Parties’ final statements and proofs to the Arbitrator. Notwithstanding anything to the contrary set forth herein, the Arbitrator shall finally determine all Disputed Environmental Matters by, on or before the Cure Deadline.
Section 11.5    Jurisdiction of Provisions. The Arbitrator shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement. Pending the final decision of the Arbitrator of any Disputed Matter or Arbitrable Matter, as applicable, both Parties will proceed diligently with performance of all contractual obligations, including the payment of all sums not in dispute, required by this Agreement. Notwithstanding the foregoing, the Parties reserve the right to apply to any court of competent jurisdiction for the purpose of obtaining security or other provisional relief to satisfy or effectuate an eventual arbitration award, including attachment and injunctive relief. The commencement of any action for such relief in aid of arbitration shall not constitute a waiver of the right to arbitration nor shall it prejudice in any way the right to proceed to arbitration.
Section 11.6    Written Decision or Award. The written decision or award of the Arbitrator shall be final and binding upon the Parties and the Parties shall abide by and comply with such decision and a judgment may be rendered upon such decision or award in a court of competent jurisdiction. Unless apportioned otherwise by the Arbitrator under Section 11.1 or 11.7, Buyer and Seller shall equally bear the cost of the services and expenses of the Arbitrator and all other costs of the arbitration proceedings.
Section 11.7    Authority of Arbitrator. The Arbitrator shall be authorized to consider only issues that this Agreement expressly requires to be submitted to arbitration. The Arbitrator shall have the authority to determine whether the Arbitrator is authorized by this Agreement to consider a matter submitted for arbitration. If the Arbitrator concludes that he has no such authority, it shall cease consideration of that matter and so notify both Parties. The Arbitrator shall have the authority to equitably apportion the costs and expenses of any arbitration between Buyer and Seller. The Arbitrator shall have no authority to award incidental, indirect, special, consequential (including lost profits or other consequential or business interruption damages or any other damages not measured by actual damages), multiple, statutory, punitive or exemplary damages with respect to any dispute arising under, related to, or in connection with this Agreement, the breach hereof or the transactions contemplated hereby. This limitation of losses and damages shall apply to any arbitration no matter when the proceeding is initiated and shall survive the termination of this Agreement without limit.
ARTICLE XII
TERMINATION

Section 12.1    Termination. This Agreement and the transactions contemplated hereby may only be terminated on or before the Closing and only:
(a)    by Seller, if the conditions set forth in Section 7.1 are not satisfied (or waived in writing by Seller) as of the Closing;

(b)    by Buyer, if the conditions set forth in Section 7.2 are not satisfied (or waived in writing by Buyer) as of the Closing; and
(c)    by the mutual written agreement of Buyer and Seller.
Section 12.2    Liabilities upon Termination.
(a)    If Seller terminates this Agreement pursuant to Section 12.1(a) because a condition set forth in Section 7.1(a) was not satisfied, then Seller shall be entitled to retain the Performance Deposit, and any accrued interest thereon, as liquidated damages. It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Properties, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages. In such event, in exchange for retention of the Performance Deposit, Seller irrevocably disclaims, waives, and releases any and all claims against Buyer and its affiliates arising in connection with this Agreement and any of the transactions contemplated hereby.
(b)    If this Agreement is terminated for any reason other than as set forth in Section 12.2(a), then the Performance Deposit, and any accrued interest thereon, shall be returned by Seller to Buyer.
Section 12.3    Confidentiality Agreement. The Parties acknowledge and agree that that certain Confidentiality Agreement, dated as of May 4, 2017, by and between Seller and Buyer (the “Confidentiality Agreement”) shall remain in effect following the Execution Date and any termination of this Agreement in accordance with this Article XII; provided, that if the Closing shall occur, then the Confidentiality Agreement shall terminate as of the Closing and be of no further force and effect thereafter.

ARTICLE XIII
MISCELLANEOUS
Section 13.1    Notices. All notices and communications required or permitted under this Agreement shall be in writing and shall be sufficiently given, effective upon receipt, if (a) personally delivered in writing, (b) mailed by registered or certified mail, postage prepaid, or bonded overnight carrier, (c) sent by electronic mail with a portable document format (.pdf) of the notice or other communication attached (with the original sent by U.S. mail the same day such electronic mail is sent) or (d) communicated by facsimile with confirmation of a successful transmission, to the following address for each Party:
Buyer:            Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
Phone:    210-757-9855
Fax:    210-495-1107
Attention: Stephen T. Wendel, VP Land and Marketing
Email: swendel@abraxaspetroleum.com

with a copy (which shall not constitute notice) to:

Abraxas Petroleum Corporation
18803 Meisner Drive
San Antonio, Texas 78258
Phone:    210-757-9835

Fax:    210-918-6675
Attention: Mr. Geoffrey King, Vice President and CFO

Seller:            Devon Energy Production Company, L.P.
333 West Sheridan Avenue
Oklahoma City, Oklahoma 73102
Phone: (405) 228-4800
Fax: (405) 228-4358
Attention: Catherine Lebsack, Vice President, Land
Email: cathy.lebsack@dvn.com

with a copy (which shall not constitute notice) to:

Devon Energy Production Company, L.P.
333 West Sheridan Avenue
Oklahoma City, Oklahoma 73102
Phone: (405) 228-4800
Fax: (405) 228-8825
Attention: Steven Welch, Associate General Counsel
Email: steven.welch@dvn.com
Notwithstanding the foregoing, any notice required or permitted under this Agreement will be effective if given verbally within the time period provided, so long as such verbal notice is followed by written notice thereof in the manner provided in this Section 13.1 within twenty four (24) hours following the end of such time period. Any Party may, by written notice so delivered to the other Party in accordance with this Section 13.1, change the address or individual to which delivery of any communication or notice under this Agreement shall be made to such Party.
Section 13.2    Amendments and Severability. No provision of this Agreement may be amended, modified or waived, except by an instrument in writing executed, by Buyer and Seller in the case of amendment or modification, or, in the case of a waiver, by the Party to whom the obligation waived was owed. The invalidity of any one or more provisions of this Agreement shall not affect the validity of this Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.
Section 13.3    Assignment. Except as set forth in Section 13.7 and except for assignments by Buyer to an affiliate of Buyer, this Agreement may not be assigned by either Party without the prior written consent of the other Party. Any such assignment without the other party’s prior written consent will be null and void. Notwithstanding any permitted assignment by a Party hereunder, such Party shall not be released from its obligations hereunder without the written consent of the other Party.
Section 13.4    Interpretation.
(a)    Headings. The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect the interpretation of any of the terms or provisions of this Agreement.
(b)    Construction. Unless the context requires otherwise: (i) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (ii) references to Articles, Sections, Exhibits and Schedules refer to Articles, Sections, Exhibits and Schedules of this Agreement; (iii) references to laws refer to such laws as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (iv) references to money refer to legal currency of the United States of America; (v) the word “including” shall mean “including, without limitation”; and (vi) all capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
(c)    Exhibits and Schedules. All Exhibits and Schedules attached to or referred to in this Agreement are incorporated into and made a part of this Agreement. Any matter disclosed on any Schedule shall be deemed disclosed on all Schedules.
(d)    Not to be Construed Against Drafter. The Parties acknowledge that they have had an adequate opportunity to review each and every provision contained in this Agreement and to submit the same to legal counsel for review and comment, including the waivers and indemnities contained herein. Based on said review and consultation, the Parties agree with each and every term contained in this Agreement. Based on the foregoing, the Parties agree that the rule of construction that a contract be construed against the drafter, if any, shall not be applied in the interpretation and construction of this Agreement.
Section 13.5    Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas, excluding any choice of law rules which may direct the application of the laws of another jurisdiction,.
Section 13.6    Announcements. Seller and Buyer shall consult with each other with regard to all press releases and other announcements issued at or prior to the Closing concerning this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or the applicable rules or regulations of any governmental agency or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party.
Section 13.7    Like-Kind Exchange. Buyer and Seller agree that either or both of Seller and Buyer may elect to treat the acquisition or sale of the Properties as an exchange of like-kind property under Section 1031 of the Code (an “Exchange”), provided that the Closing shall not be delayed by reason of the Exchange. Each Party agrees to use reasonable efforts to cooperate with the other Party in the completion of such an Exchange including an Exchange subject to the procedures outlined in Treasury Regulation § 1.1031(k)‑1 and/or Internal Revenue Service Revenue Procedure 2000‑37. Each of Seller and Buyer shall have the right at any time prior to Closing to assign all or a part of its rights under this Agreement to a qualified intermediary (as that term is defined in Treasury Regulation § 1.1031(k)‑1(g)(4)(iii)) or an exchange accommodation titleholder (as that term is defined in Internal Revenue Service Revenue Procedure 2000‑37) to effect an Exchange. In connection with any such Exchange, any exchange accommodation titleholder shall have taken all steps necessary to own the Properties under applicable law.  Each Party acknowledges and agrees that neither an assignment of a Party’s rights under this Agreement nor any other actions taken by a Party or any other person in connection with the Exchange shall release either Party from, or modify, any of its liabilities and obligations (including indemnity obligations to the other Party) under this Agreement, and neither Party makes any representations as to any particular Tax treatment that may be afforded to any other Party by reason of such assignment or any other actions taken in connection with the Exchange.  Either Party electing to treat the acquisition or sale of the Properties as an Exchange shall be obligated to pay all additional costs incurred hereunder as a result of the Exchange, and in consideration for the cooperation of the other Party, the Party electing Exchange treatment shall agree to pay all costs associated with the Exchange and to indemnify and hold the other Party, its affiliates, and their respective former, current and future partners, members, shareholders, owners, officers, directors, managers, employees, agents and representatives harmless from and against any and all liabilities and Taxes arising out of, based upon, attributable to or resulting from the Exchange or transactions or actions taken in connection with the Exchange that would not have been incurred by the other Party but for the electing Party’s Exchange election.

Section 13.8    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter, whether oral or written.
Section 13.9    Parties in Interest. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns. Except with respect to Sections 5.2(b) and 5.10(d) and Article X, nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity (other than the Parties, and their respective successors and permitted assigns) any benefits, rights or remedies.
Section 13.10    Waiver. Except as set forth in Section 13.2, the failure of a Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach thereof shall not constitute a waiver of any provisions of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.
Section 13.11    Conspicuousness of Provisions. The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” and/or all capital letters satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.
Section 13.12    Counterparts. This Agreement may be executed by Seller and Buyer in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.
Section 13.13    Waiver of Jury Trial; Submission to Jurisdiction.
(a)    SUBJECT TO THE PROVISIONS OF ARTICLE XI, THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR OTHER LEGAL PROCEEDING BASED ON, RELATED TO, OR ARISING OUT OF (IN WHOLE OR IN ANY PART IN ANY WAY) THIS AGREEMENT (AN “ACTION”).
(b)    SUBJECT TO THE PROVISIONS OF ARTICLE XI, WITH RESPECT TO ANY ACTION, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE DISTRICT COURT FOR HARRIS COUNTY, TEXAS OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND UNAPPEALABLE JUDGMENT AGAINST ANY OF THEM IN ANY ACTION CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

Section 13.14    Specific Performance. The Parties agree that if any of the provisions of this Agreement are not performed by a Party in accordance with their specific terms, the other Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy available at law or in equity.

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